                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-50075

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THAT A FINAL PROSPECTUS           +
+SUPPLEMENT IS DELIVERED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE       +
+ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE          +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 4, 1998
PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED APRIL 23, 1998)

                      12,000,000 PREFERRED SECURITIES
                               COASTAL FINANCE I
[LOGO OF COASTAL CORPORATION]

        % TRUST ORIGINATED PREFERRED SECURITIES/SM/ ("TOPrS/SM/")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)

               GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                            THE COASTAL CORPORATION

                                  ----------

  The     % Trust Originated Preferred Securities (the "Preferred Securities")
offered hereby represent undivided preferred beneficial interests in the assets of Coastal Finance I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). The Coastal Corporation, a Delaware corporation (the "Company"), will directly or indirectly own all the common securities (the "Common Securities" and, together with the Preferred
Securities, the "Trust Securities")
                                                        (continued on next page)

  SEE "RISK FACTORS" COMMENCING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

  The Preferred Securities are expected to be approved for listing, subject to official notice of issuance, on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."
                                  ----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED UPON  THE ACCURACY  OR ADEQUACY OF  THIS PROSPECTUS  SUPPLEMENT OR
    THE PROSPECTUS TO WHICH IT  RELATES. ANY REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    INITIAL PUBLIC    UNDERWRITING  PROCEEDS TO
                                  OFFERING PRICE (1) COMMISSION (2) TRUST (3)(4)
--------------------------------------------------------------------------------
Per Preferred Security..........        $25.00            (3)          $25.00
--------------------------------------------------------------------------------
Total...........................     $                    (3)       $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus accrued distributions, if any, from        , 1998.
(2) The Company and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in Subordinated Debt Securities, the Company has agreed to pay to the Underwriters, as compensation for their arranging
    the investment therein of such proceeds, $   per Preferred Security (or
    $          in the aggregate); provided, that such compensation for sales of
    10,000 or more Preferred Securities to a single purchaser will be $    per
    Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."

(4) Before deducting expenses of the offering payable by the Company estimated
    at $       .

                                  ----------
  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or about
       , 1998.
                                  ----------

MERRILL LYNCH & CO                                     SALOMON SMITH BARNEY

    BEAR, STEARNS & CO. INC.

         A.G. EDWARDS & SONS, INC.

             GOLDMAN, SACHS & CO.

                 LEHMAN BROTHERS

                     MORGAN STANLEY DEAN WITTER

                          PAINEWEBBER INCORPORATED

                                         PRUDENTIAL SECURITIES INCORPORATED

                                  ----------

            The date of this Prospectus Supplement is        , 1998.

 /SM/ "Trust Originated Preferred Securities" and "TOPrS" are service marks of
                         Merrill Lynch & Co., Inc.

(continued from previous page)

representing common undivided beneficial interests in the assets of the Trust. The Trust exists for the exclusive purposes of issuing and selling the Trust Securities and investing the proceeds thereof in an equivalent principal
amount of    % Subordinated Deferrable Interest Notes due    , 2038 of the
Company (for the purpose of this prospectus supplement, the "Subordinated Debt Securities"). The Subordinated Debt Securities will be unsecured obligations of the Company and will be subordinate and junior in right of payment to certain other indebtedness of the Company, as described herein. Upon an event of default under the Declaration (as defined herein), the holders of the Preferred Securities will have a preference over the holder of the Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption and otherwise.

  Holders of the Preferred Securities are entitled to receive cumulative cash
distributions at an annual rate of    % of the liquidation amount of $25 per
Preferred Security, accruing from        , 1998 and payable quarterly in
arrears on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1998 ("distributions"). The distribution payable on June 30, 1998, which will be calculated at the above rate and based on a period
that is shorter than a full quarter, will be in the amount of $     per
Preferred Security. The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Debt Securities, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Debt Securities, no amounts will be paid on the Preferred Securities. The payment of distributions out of moneys held by the Trust, and payments on liquidation of the Trust or the redemption of Preferred Securities, as set forth below, are guaranteed by the Company (the "Preferred Securities Guarantee") if and to the extent the Trust has funds available therefor. The Company's obligations under the Preferred Securities Guarantee, taken together with its other obligations described herein, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Effect of Obligations Under the Subordinated Debt Securities and the Preferred Securities Guarantee" and "Description of the Preferred Securities Guarantee." The obligations of the Company under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and will rank pari passu with the most senior preferred stock issued by the Company from time to time and with any guarantee that may be entered into by the Company in respect of any preferred stock of any subsidiary or affiliate of the Company. If the Company does not make principal or interest payments on the Subordinated Debt Securities, the Trust will not have sufficient funds to redeem or make distributions on the Preferred Securities, in which event the Preferred Securities Guarantee will not apply to such redemptions or distributions until the Trust has sufficient funds available therefor. The obligations of the Company under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company. The Senior Indebtedness of the Company aggregated approximately $2.5 billion at December 31, 1997. As of such date, there was no indebtedness ranking pari passu with the Subordinated Debt Securities. In addition, because the Company is a holding company, its obligations under the Preferred Securities Guarantee and the Subordinated Debt Securities will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. At December 31, 1997, the subsidiaries of the Company had total indebtedness outstanding of approximately $1.6 billion and other liabilities of approximately $2.3 billion (excluding, in each case, indebtedness and other liabilities owed to the Company and other affiliates, guaranteed indebtedness of subsidiaries that is included in Senior Indebtedness and deferred income taxes and other deferred credits).

  The Company has the right to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period on the Subordinated Debt Securities, at any time, for up to 20 consecutive quarters (each an "Extension Period"), provided, however, that no Extension Period may extend beyond the maturity of the Subordinated Debt Securities. If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. Despite such deferral, during an Extension Period distributions will
continue to accrue with interest thereon at an annual rate of    % per annum,
compounded quarterly (to the extent permitted by applicable law), and holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash interest payments attributable to such deferred income. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities--Option to

Extend Interest Payment Period," "Risk Factors--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Original Issue Discount, Premium and Market Discount." In the event of any such deferral, the holders of the Preferred Securities do not have the right to appoint a special representative or trustee or otherwise act to protect their interests.

  The Subordinated Debt Securities are redeemable by the Company (in whole or
in part) from time to time, on or after     , 2003, or at any time in certain
circumstances upon the occurrence of a Tax Event (as defined herein) at 100% of the principal amount of the Subordinated Debt Securities to be redeemed plus accrued and unpaid interest thereon to the date fixed for redemption. If the Company redeems Subordinated Debt Securities, the Trust must redeem Trust Securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed at $25 per Trust Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities--Mandatory and Optional Redemption." The Trust Securities will be redeemed at the Redemption Price upon maturity of the Subordinated
Debt Securities. The Subordinated Debt Securities mature on   , 2038. In
addition, upon the occurrence of a Special Event (as defined herein) arising from a change in law or a change in legal interpretation, unless the Subordinated Debt Securities are redeemed in the limited circumstances described below, the Trust shall be terminated with the result that the Subordinated Debt Securities will be distributed to the holders of the Trust Securities, on a pro rata basis, in lieu of any cash distribution. In the case of the occurrence of a Special Event that is a Tax Event, the Company will have the right in certain circumstances to redeem the Subordinated Debt Securities, which would result in the redemption by the Trust of the Trust Securities in the same amount on a pro rata basis. If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "Description of the Subordinated Debt Securities."

  In the event of the voluntary or involuntary dissolution, winding-up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive, for each Preferred Security, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest, if any, thereon) to the date of payment, unless in connection with such dissolution, winding-up or termination the Subordinated Debt Securities are distributed to the holders of the Trust Securities. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination."

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus. Reference is made to "Definitions" on page S-44 for the location in this Prospectus Supplement of the definitions of certain capitalized terms used herein.

                                THE COMPANY

  The Company, acting through its subsidiaries, is a diversified energy holding company with operations in natural gas gathering, marketing, processing, storage and transmission; petroleum refining, marketing and distribution; chemicals; gas and oil exploration and production; coal mining; and power.

  Natural Gas Systems. The Company's natural gas pipelines are involved in the transportation, storage and gathering of natural gas. The Company's major natural gas pipeline subsidiaries include ANR Pipeline Company ("ANR Pipeline") and Colorado Interstate Gas Company ("Colorado"). The Company has interests in other pipeline systems including Wyoming Interstate Company Ltd., Alliance Pipeline System, Great Lakes Gas Transmission L.P. and Empire State Pipeline ("Empire"). ANR Pipeline transports natural gas to the Midwest and the Northeast from production areas in the central United States. ANR Pipeline's principal pipeline facilities at December 31, 1997 consisted of 10,611 miles of pipeline and 75 compressor stations. The design peak day delivery capacity of the ANR Pipeline system is approximately 5.9 Bcf per day. ANR Pipeline also operates two offshore pipelines in the Gulf of Mexico and Empire, an intrastate pipeline in New York, in which it owns a 50% interest. Colorado's natural gas transmission system extends from production areas in Texas, Oklahoma and Kansas northwesterly through eastern Colorado to the Denver area, and from production areas in Montana, Wyoming and Utah southeasterly to the Denver area. Colorado's principal pipeline transmission and storage facilities at December 31, 1997 consisted of 4,160 miles of pipeline, 59 compressor stations and underground storage facilities with a working capacity of 29 Bcf. The design peak day delivery capacity of Colorado's transmission system is approximately 2.0 Bcf per day. Colorado also owns over 2,300 miles of gathering facilities and five gas processing plants in production areas adjacent to its transmission system. The Company, primarily through two subsidiaries, Coastal Field Services Company ("CFSC") and Coastal Gas International Ltd. ("CGI"), operates an unregulated natural gas business. CFSC owns or operates domestic gathering and processing assets for various affiliates. CGI conducts the international unregulated natural gas operations of the Company. In 1997, the Company and Westcoast Energy Inc. ("Westcoast") jointly formed one of North America's largest marketers of natural gas and electricity through the combination of the two companies' related marketing and services businesses. The combination created Engage Energy US, L.P. and Engage Energy Canada, L.P., in which the Company and Westcoast each indirectly owns 50% interests.

  Refining, Marketing and Chemicals. The Company, through subsidiaries, has operations involved in the purchase, transportation and sale of refined products, crude oil, condensate and natural gas liquids; the operation of refineries and chemical plants; the sale at retail of gasoline, petroleum products and convenience items; petroleum product terminaling and marketing of crude oil and refined products worldwide. The Company-owned refineries in Aruba, Texas, Alabama and New Jersey have a combined refining capacity of 468,000 barrels per day and produce a full range of petroleum products. The Company, through Coastal Mart, Inc. and branded marketers, conducts retail marketing using the C-MART(R), C and Design and/or COASTAL(R) trademarks in 36 states and Aruba through approximately 1,731 Coastal branded outlets. Coastal's subsidiaries operate plants in Nevada, Oregon, Texas and Wyoming producing chemical products for the agriculture, refining and mining industries. Coastal Chem, Inc. operates an integrated methyl teritiary butyl ether ("MTBE") plant with a production capacity of 4,200 barrels per day. The Company's petrochemical facility in Montreal East, Quebec, Canada, has the capacity to produce 330,000 tons per year of paraxylene, a component used in the manufacturing of polyester fibers and containers.

  Exploration and Production. The Company has subsidiaries engaged in oil and gas exploration, development and production operations in most major producing regions of the United States and internationally in Australia, Colombia, Hungary, Indonesia and Peru. The Company's domestic proved reserves of crude oil, condensate and natural gas liquids at December 31, 1997 were 40.1 million barrels and proved natural gas reserves were 1,752.5 Bcf. In 1997, natural gas production averaged 540 MMcf per day and crude oil and liquids production averaged 13,736 barrels per day. Many of the Company's domestic gas wells are located in areas near, and are connected to, its natural gas systems. Generally, the Company's domestic production of crude oil, condensate and natural gas liquids is purchased by marketing and refining affiliates.

  Other Operations. The Company, through the operations of ANR Coal Company, LLC and its affiliates, produces and markets high quality bituminous coal from reserves in the eastern United States. The Company, through Coastal Power Company ("Coastal Power") and its affiliates, develop, operate and own various equity interests in cogeneration and independent power projects. Coastal Power has interests in four domestic cogeneration projects and five foreign operating independent power projects as well as interests in other projects in various stages of development and construction. The projects produce and sell electrical and thermal energy.

                            RECENT DEVELOPMENTS

  On April 23, 1998, the Company reported record first quarter 1998 earnings of $122.9 million, or $1.10 diluted earnings per share, up 21 percent from first quarter 1997 earnings of $101.2 million, or $0.90 diluted earnings per share, before an extraordinary charge. Including the charge of $90.6 million, or $0.84 per share, related to the refinancing of $798 million of higher-cost debt, the Company's net earnings for the first quarter 1997 were $10.6 million, or $0.06 per share. The Company's overall earnings before interest and income taxes ("EBIT") were $260.4 million for the first quarter of 1998 compared with $229.6 million for the first quarter of 1997. The increase over 1997 can primarily be attributed to the Refining, Marketing and Chemicals segment which increased EBIT by $94.9 million, after giving effect to $60.0 million of inventory losses recorded in 1997 resulting from falling crude oil and product prices. The Exploration and Production segment reported a $36.7 million decline in 1998 first quarter EBIT versus 1997 first quarter results due to substantially lower prices realized for natural gas, crude oil, and condensate in 1998, partially offset by an increase in production. The Natural Gas segment reported a $17.2 million decline in EBIT in the 1998 first quarter versus the 1997 first quarter after giving effect to a $42.0 million non-recurring gain recorded in 1997 related to an equalization payment associated with the formation of Engage Energy.

                               THE OFFERING

Preferred Securities Offered

            % Trust Preferred Securities evidencing preferred undivided beneficial interests in the assets of the Trust are offered hereby. Holders of the Preferred Securities are entitled to receive cumulative cash distributions
at an annual rate of   % of the liquidation amount of $25 per Preferred
Security, accruing from       , 1998 and payable quarterly in arrears on March
31, June 30, September 30 and December 31 of each year, commencing on June 30, 1998. The distribution payable on June 30, 1998, which will be calculated at the above rate and based on a period that is shorter than a full quarter, will
be in the amount of $   per Preferred Security. The distribution rate and the
distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Debt Securities, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Debt Securities, no amounts will be paid on the Preferred Securities. See "Description of the Preferred Securities."

Subordinated Debt Securities

  The Trust will invest the proceeds from the issuance of the Preferred
Securities and Common Securities in an equivalent amount of   % Subordinated
Deferrable Interest Notes due    , 2038 of the Company. The Subordinated Debt
Securities will be subordinate and junior in right of payment to all Senior Indebtedness of the Company. See "Description of the Subordinated Debt Securities--Subordination."

Preferred Securities Guarantee

  Payment of distributions out of moneys held by the Trust, and payments on liquidation of the Trust or the redemption of Preferred Securities, are guaranteed by the Company if and to the extent the Trust has funds available therefor. If the Company does not make principal or interest payments on the Subordinated Debt Securities, the Trust will not have sufficient funds to redeem or make distributions on the Preferred Securities, in which event the Preferred Securities Guarantee will not apply to such redemptions or distributions until the Trust has sufficient funds available therefor. The Company's obligations under the Preferred Securities Guarantee, taken together with its other obligations described herein, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Effect of Obligations Under the Subordinated Debt Securities and the Preferred Securities Guarantee" and "Description of the Preferred Securities Guarantee." The obligations of the Company under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and will rank pari passu with the most senior preferred stock issued by the Company from time to time and with any guarantee that may be entered into by the Company in respect of any preferred stock of any subsidiary or affiliate of the Company. See "Risk Factors--Ranking of Obligations under Preferred Securities Guarantee and Subordinated Debt Securities" and "--Rights under the Preferred Securities Guarantee" and "Description of the Preferred Securities Guarantee."

Interest Deferral

  The Company has the right to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period on the Subordinated Debt Securities, at any time and from time to time, for up to 20 consecutive quarters, provided that no Extension Period may extend beyond the maturity of the Subordinated Debt Securities. If interest payments on the Subordinated Debt Securities are so deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon compounded quarterly (to the extent permitted by law) as described herein. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debt Securities. During an Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income in advance of receipt of the cash interest payments attributable thereto. See "Description of the Preferred Securities--Voting Rights," "Description of the Subordinated Debt Securities-- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Original Issue Discount, Premium and Market Discount."

Mandatory Redemption of Capital Securities

  Unless previously redeemed pursuant to the optional or special redemption provisions described below, each of the outstanding Preferred Securities will
be redeemed by the Trust, in cash, on    , 2038, which is the maturity date of
the Subordinated Debt Securities, at the Mandatory Redemption Price, which is equal to (a) $25 per Preferred Security plus (b) accrued and unpaid distributions thereon to the date of redemption. See "Description of the Preferred Securities--Mandatory and Optional Redemption."

Optional and Special Redemption

  The Subordinated Debt Securities are redeemable by the Company, in whole or
in part, from time to time, on or after    , 2003, or at any time in certain
circumstances upon the occurrence of a Tax Event, in each case at a price equal to (a) 100% of the principal amount of Subordinated Debt Securities to be redeemed plus (b) accrued and unpaid interest thereon to the date of redemption. If the Company redeems Subordinated Debt Securities, the Trust must redeem Trust Securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed at the Redemption Price. See "Description of the Preferred Securities--Mandatory and Optional Redemption" and "--Special Event Redemption or Distribution."

Voting Rights

  Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, Company Trustees (as defined herein), which voting rights are vested exclusively in the holder of the Common Securities. See "Description of the Preferred Securities--Voting Rights."

Use of Proceeds

  The Trust will invest the proceeds from the sale of the Preferred Securities offered hereby in the Subordinated Debt Securities, the proceeds of which will be used by the Company to refinance borrowings by the Company incurred to finance the April 1998 redemption of certain preferred stock and to repay certain outstanding subsidiary indebtedness. See "Use of Proceeds."

Listing

  The Preferred Securities are expected to be approved for listing, subject to official notice of issuance, on the New York Stock Exchange. Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."

                    SUMMARY CONSOLIDATED FINANCIAL DATA

  The following summary consolidated financial data (in millions of dollars except per share amounts) is derived from the Consolidated Financial Statements of the Company and Item 6 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as adjusted for minor reclassifications. The Notes to Consolidated Financial Statements of the Company contain other information relating to this data.

                                        YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------
                              1997    1996(4)       1995      1994      1993
                            -------- ---------    --------- --------- ---------
Operating revenues(1)...... $9,653.1 $12,166.9    $10,457.6 $10,226.2 $10,147.2
Earnings before
 extraordinary items.......    392.1     500.2(2)     270.4     232.6     118.3
Net earnings...............    301.5     402.6(2)     270.4     232.6     115.8
Basic earnings per share
 before extraordinary
 items.....................     3.53      4.57(2)      2.41      2.06      1.02
Diluted earnings per share
 before extraordinary
 items.....................     3.49      4.52(2)      2.39      2.04      1.02
Cash dividends per common
 share(3)..................      .40       .40          .40       .40       .40
Total assets............... 11,625.2  11,613.1     10,658.8  10,534.6  10,227.1
Debt, excluding current
 maturities................  3,663.2   3,526.1      3,661.7   3,720.2   3,812.5
Preferred stock of
 subsidiaries, excluding
 current maturities........    100.0     100.0           .6        .6      26.6

--------

(1) Amounts for 1997 include revenues for two months while other years include twelve months of revenues from Coastal's gas marketing operations which became a part of Engage Energy US, L.P. and Engage Energy Canada, L.P. in February 1997 and are included in Other income--net on the equity method thereafter.

(2) Amounts for 1996 include a gain of $272.3 million ($177 million net of income taxes, or $1.67 per share-basic, $1.65 per share-diluted), related to the sale of the Company's Utah coal mining operations. Excluding the gain, earnings before extraordinary items for 1996 amounted to $323.2 million ($2.90 per share-basic, $2.87 per share-diluted).

(3) In addition, cash dividends of $0.36 per share were paid on the Company's Class A Common Stock in 1997, 1996, 1995, 1994 and 1993.

(4) Effective November 1, 1996, the Company's interstate natural gas pipeline and certain storage subsidiaries discontinued the application of FAS 71. The accounting change resulted in a charge to earnings of $85.6 million, net of related income taxes of $50 million, and is shown as an extraordinary item. Additional information is set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Note 13 of the Notes to Consolidated Financial Statements.

                                 RISK FACTORS

  Prospective purchasers of Preferred Securities should carefully review the information contained in other sections of this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters.

RANKING OF OBLIGATIONS UNDER PREFERRED SECURITIES GUARANTEE AND SUBORDINATED DEBT SECURITIES

  The Company's obligations under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and will rank pari passu with the most senior preferred stock issued by the Company from time to time and with any guarantee that may be entered into by the Company in respect of any preferred stock of any subsidiary or affiliate of the Company. The obligations of the Company under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company. No payment of principal of (including redemption payments), or interest on, the Subordinated Debt Securities may be made if (a) any Senior Indebtedness of the Company is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default. At December 31, 1997, Senior Indebtedness of the Company aggregated approximately $2.5 billion. In addition, because the Company is a holding company, its obligations under the Preferred Securities Guarantee and the Subordinated Debt Securities will be effectively subordinated to all existing and future liabilities of its subsidiaries. At December 31, 1997, the subsidiaries of the Company had total indebtedness outstanding of approximately $1.6 billion and other liabilities of approximately $2.3 billion (excluding, in each case, indebtedness and other liabilities owed to the Company and other affiliates, guaranteed indebtedness of subsidiaries that is included in Senior Indebtedness and deferred income taxes and other deferred credits). There are no terms in the Preferred Securities, the Subordinated Debt Securities or the Preferred Securities Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debt Securities or the Preferred Securities Guarantee, and there are no limitations on the ability of its subsidiaries to issue additional indebtedness. See "Description of the Preferred Securities Guarantee" and "Description of the Subordinated Debt Securities--Subordination."

RIGHTS UNDER THE PREFERRED SECURITIES GUARANTEE

  The Preferred Securities Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions which are required to be paid on the Preferred Securities, to the extent the Trust shall have funds available therefor, (ii) the Redemption Price, which includes all accrued and unpaid distributions to the date of the redemption, to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment thereof, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. Holders of the Preferred Securities have the right to proceed directly against the Company to enforce the Company's obligations to make payments under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee (as defined herein) or any other person or entity. If the Company were to default in its obligation to pay amounts payable on the Subordinated Debt Securities, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Preferred Securities Guarantee for payment of such amounts. Instead, holders of the Preferred Securities (i) would be able to proceed directly against the Company to the extent described under "Enforcement of Certain Rights by Holders of Preferred Securities" below or
(ii) would rely on the enforcement by the Property Trustee (as defined herein) of its rights as registered holder of the Subordinated Debt Securities against the Company, pursuant to the terms of the Subordinated Debt Securities. See "Description of the Preferred Securities Guarantee--Status of the Preferred

Securities Guarantee" and "Description of the Subordinated Debt Securities-- Subordination." The Declaration (as defined herein) provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Preferred Securities Guarantee and the Indenture (as defined herein).

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

  If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as the holder of the Subordinated Debt Securities against the Company. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If a Declaration Event of Default occurs that results from the failure of the Company to pay principal of or interest on the Subordinated Debt Securities when due, during the continuance of such an event of default a holder of Preferred Securities may institute a legal proceeding directly against the Company to obtain payment of such principal or interest on Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities owned of record by such holder. The holders of Preferred Securities will not be able to exercise directly against the Company any other remedy available to the Property Trustee unless the Property Trustee first fails to do so. See "Description of the Preferred Securities--Voting Rights."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  The Company has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period at any time, and from time to time, on the Subordinated Debt Securities. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded quarterly) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters for any such extension. In the event that the Company exercises this right to defer payments of interest, then during the term of such deferral (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Subordinated Debt Securities and
(c) the Company shall not make any guarantee payments (other than pursuant to the Preferred Securities Guarantee) with respect to the foregoing; provided, however, that the foregoing restrictions do not apply to any dividend, redemption, interest, principal or guarantee payments by the Company where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made. Prior to the termination of any such Extension Period, the Company may further defer payments of interest by further extending the interest payment period; provided, however, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. See "Description of the Preferred Securities--Distributions" and "--Voting Rights" and "Description of the Subordinated Debt Securities--Option to Extend Interest Payment Period."

  Should the Company exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will be required to accrue income (as original issue discount) for United States federal income tax purposes in respect of the deferred interest allocable to such holder's Preferred Securities, which will be allocated, but not distributed, to holders of record of Preferred Securities. As a result, holders of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive cash from the Trust related to such income if such holder disposes of such holder's Preferred Securities prior to the record date for the date on which distributions of such amounts are made. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. However, should the Company determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent a preferred undivided beneficial interest in the Subordinated Debt Securities) may be more volatile than other securities on which original issue discount accrues that are not subject to such right. See "Certain Federal Income Tax Consequences--Original Issue Discount, Premium and Market Discount."

SPECIAL EVENT DISTRIBUTION

  Upon the occurrence of a Special Event, the Trust will be terminated, except in the limited circumstances described below, with the result that the Subordinated Debt Securities would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In the case of a Special Event that is a Tax Event, the Company shall have the right to redeem the Subordinated Debt Securities, in whole but not in part, in which event the Trust will redeem the Trust Securities. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "Certain Federal Income Tax Consequences."

  Under current United States federal income tax law, a distribution of the Subordinated Debt Securities upon the termination of the Trust would not be a taxable event to holders of the Preferred Securities. Upon occurrence of a Tax Event, however, a termination of the Trust in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debt Securities or Cash upon Liquidation of the Trust."

  There can be no assurance as to the market prices for the Preferred Securities, or the Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a termination of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Debt Securities that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debt Securities upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debt Securities and should carefully review all the information regarding the Subordinated Debt Securities contained herein. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "Description of the Subordinated Debt Securities."

LIMITED VOTING RIGHTS

  Holders of Preferred Securities will have limited voting rights, primarily in connection with directing the activities of the Property Trustee as the holder of the Subordinated Debt Securities. Such holders will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, Company Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. See "Description of the Preferred Securities--Voting Rights."

TRADING PRICE OF PREFERRED SECURITIES

  The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include (to the extent not previously included in income) accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition in income as ordinary income, and the amount realized on disposition excludes the portion of the sale price treated as interest. To the extent the amount realized on disposition is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Original Issue Discount, Premium and Market Discount" and "-- Sale of Preferred Securities."

                                   THE TRUST

  The Trust is a statutory business trust formed under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on April 8, 1998. The Trust's business is defined in a Declaration of Trust, dated as of April 8, 1998, executed by the Company, as sponsor (the "Sponsor"), and the Company Trustees as of that date. The Declaration of Trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration has been qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities--Book-Entry Issuance Only--The Depository Trust Company." The Company will directly or indirectly acquire all of the Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities and the Preferred Securities Guarantee and (iii) engaging in only those other activities necessary or incidental thereto. The Trust has a term of approximately 55 years, but may terminate earlier as provided in the Declaration.

  The Trust's business and affairs will be conducted by the trustees (the "Company Trustees") appointed by the Company, as holder of the Common Securities. The duties and obligations of the Company Trustees shall be governed by the Declaration, the Trust Indenture Act and the Delaware Business Trust Act, as amended (the "Trust Act"). Pursuant to the Declaration, the number of Company Trustees will initially be five. Three of the Company Trustees (the "Regular Trustees") will be persons who are employees or officers of, or affiliated with, the Company. A fourth trustee will be a financial institution unaffiliated with the Company that will serve as property trustee (the "Property Trustee") under the Declaration and as indenture trustee for purposes of the Trust Indenture Act. The Bank of New York will act as the Property Trustee until removed or replaced by the holder of the Common Securities. The Bank of New York will also act as indenture trustee under the Preferred Securities Guarantee (the "Preferred Guarantee Trustee"). See "Description of the Preferred Securities Guarantee." The fifth trustee will be a financial institution or an affiliate thereof which maintains a principal place of business in the State of Delaware (the "Delaware Trustee") and meets any other requirements of applicable law. The Bank of New York (Delaware) will initially act as the Delaware Trustee.

  The Property Trustee will hold title to the Subordinated Debt Securities for the benefit of the Trust and holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Subordinated Debt Securities. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debt Securities for the benefit of the Trust and holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Company Trustee and to increase or decrease the number of Company Trustees, provided that the number of Company Trustees shall be at least three, a majority of which shall be Regular Trustees. The Company will pay all fees, expenses, debts and obligations (other than the Trust Securities) related to the Trust and the offering of the Trust Securities. The Company has agreed that the Property Trustee and any person to whom such fees, expenses, debts and obligations are owed will have the right to enforce the Company's obligations in respect of such fees, expenses, debts and obligations directly against the Company without first proceeding against the Trust. See "Description of the Preferred Securities-- Expenses and Taxes."

  The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Trust Act, and the Trust Indenture Act. See "Description of the Preferred Securities."

  The principal place of business of the Trust shall be c/o The Coastal Corporation, Coastal Tower, Nine Greenway Plaza, Houston, Texas 77046-0995; telephone (713) 877-1400.

                             ACCOUNTING TREATMENT

  The financial statements of the Trust will be consolidated with the Company's financial statements, with the Preferred Securities shown on the Company's consolidated financial statements as preferred stock issued by
subsidiaries. The sole asset of the Trust will be the   % Subordinated
Deferrable Interest Notes due       , 2038 in the principal amount of $     ,
which will eliminate upon consolidation of the Trust.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth the ratio of the Company's earnings to combined fixed charges and preferred stock dividends, on a consolidated basis, for the periods indicated:


                                                      YEAR ENDED DECEMBER 31,
                                                   -----------------------------
                                                   1993  1994  1995  1996  1997
                                                   ----- ----- ----- ----- -----
   Ratio.......................................... 1.35x 1.63x 1.58x 2.43x 2.22x

  For purposes of calculating the ratio of earnings to fixed charges, "earnings" are computed by adding to net earnings (loss) from continuing operations the provision for income taxes and fixed charges net of interest capitalized. "Combined Fixed Charges and Preferred Stock Dividends" consist of interest plus interest capitalized, amortization of debt expense, subsidiary preferred stock dividends, that portion of the Company's earnings (losses) that represent the amount of pretax earnings that would be required to cover preferred stock dividend requirements of the Company and a portion of operating lease rent expense deemed to be representative of interest.

                                USE OF PROCEEDS

  The proceeds of the sale of the Preferred Securities will be invested by the Trust in the Subordinated Debt Securities of the Company. The Company will use the net proceeds from the sale of such Subordinated Debt Securities to refinance $200.0 million of borrowings incurred by the Company to finance the April 1998 redemption of its $2.125 Cumulative Preferred Stock, Series H (the "Series H Preferred") and to repay certain outstanding subsidiary indebtedness incurred under such subsidiary's revolving credit agreement. The Series H Preferred had an after-tax dividend rate of 8.5% per annum. Borrowings under the subsidiary's revolving credit agreement had a weighted average interest rate of 6.06% per annum as of December 31, 1997.

                              CAPITALIZATION

  The following table sets forth the audited consolidated short-term debt and capitalization of Coastal and its consolidated subsidiaries as of December 31, 1997, and as adjusted to give effect to the sale of $300.0 million of the Preferred Securities and the application of the proceeds therefrom. See "Use of Proceeds."

                                                           DECEMBER 31, 1997
                                                        -----------------------
                                                         ACTUAL  AS ADJUSTED(1)
                                                        -------- --------------
                                                            (DOLLAR AMOUNTS
                                                             IN MILLIONS)
Short-term debt:
  Notes payable........................................ $  114.0    $  114.0
  Current maturities on long-term debt.................     42.0        42.0
                                                        --------    --------
      Total short-term debt............................ $  156.0    $  156.0
                                                        ========    ========
Long-term debt(2):
The Coastal Corporation:
  Notes payable (revolving credit agreements)(3)....... $  125.0    $  125.0
  Senior notes:
    10.375%, due 2000..................................    121.3       121.3
    10%, due 2001......................................     83.9        83.9
    8.75%, due 1999....................................    150.0       150.0
    8.125%, due 2002...................................    249.6       249.6
  Senior debentures:
    10.25%, due 2004...................................     37.7        37.7
    10.75%, due 2010...................................     56.4        56.4
    9.75%, due 2003....................................    102.1       102.1
    9.625%, due 2012...................................    149.3       149.3
    7.75%, due 2035....................................    149.9       149.9
    7.42%, due 2037....................................    200.0       200.0
    6.7%, due 2027.....................................    200.0       200.0
                                                        --------    --------
                                                         1,625.2     1,625.2
                                                        --------    --------
Subsidiary companies(2):
Notes payable (term credit facilities).................    244.3       244.3
Notes payable (revolving credit agreements)(3).........    682.6       582.6
Notes payable (project financing), due 2006(4).........     51.0        51.0
Debentures, 6.85% to 10%, due 2005-2037................    777.4       777.4
Other, due 2003-2028...................................     74.7        74.7
                                                        --------    --------
                                                         1,830.0     1,730.0
                                                        --------    --------
Amount reclassified from short-term debt...............    250.0       250.0
                                                        --------    --------
Total long-term debt...................................  3,705.2     3,605.2
Less current maturities................................     42.0        42.0
                                                        --------    --------
      Total long-term debt.............................  3,663.2     3,563.2
                                                        --------    --------
Preferred stock issued by subsidiaries.................    100.0       100.0
                                                        --------    --------
Company-obligated mandatorily redeemable preferred
 securities of Coastal Finance I.......................       --       300.0
                                                        --------    --------
Common stock and other stockholders' equity(5):
  Cumulative preferred stock...........................      2.6          --
  Class A common stock.................................       .1          .1
  Common stock.........................................     36.7        36.7
  Additional paid-in capital...........................  1,243.6     1,046.2
  Retained earnings....................................  2,131.9     2,131.9
                                                        --------    --------
                                                         3,414.9     3,214.9
  Less common stock in treasury--at cost...............    132.5       132.5
                                                        --------    --------
      Total common stock and other stockholders'
       equity..........................................  3,282.4     3,082.4
                                                        --------    --------
      Total capitalization............................. $7,045.6    $7,045.6
                                                        ========    ========

--------

(1) Adjusted to give effect to the sale of the Preferred Securities, the application of the proceeds therefrom to repay certain long-term debt and the redemption of the Series H Preferred.

(2) Various agreements contain restrictive covenants which, among other things, limit dividends by certain subsidiaries and additional indebtedness of certain subsidiaries. At December 31, 1997, net assets of consolidated subsidiaries amounted to approximately $6.0 billion, of which approximately $632.3 million was restricted by such provisions.

(3) Loans under these agreements bear interest at money market related rates (weighted average 6.04% at December 31, 1997).

(4) The subsidiary project financing bears interest at a money market related rate.

(5) Under the most restrictive of the Company's financing agreements, approximately $648.2 million was available for the payment of dividends on the Company's common and preferred stock as of December 31, 1997.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration has been qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Act and the Trust Indenture Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part), the Trust Act and the Trust Indenture Act.

GENERAL

  The Declaration authorizes the Regular Trustees, on behalf of the Trust, to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned directly or indirectly by the Company. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence and during the continuation of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights to payment of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee will own and hold the Subordinated Debt Securities for the benefit of the Trust and the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by the Company as described under "Description of the Preferred Securities Guarantee."

  The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. The Preferred Securities Guarantee does not cover payment of distributions on the Preferred Securities when the Trust does not have sufficient available funds in the Property Account to make such distributions.

DISTRIBUTIONS

  Distributions on the Preferred Securities will be fixed at a rate per annum of % of the liquidation amount of $25 per Preferred Security (equivalent to
$    per Preferred Security). Distributions in arrears for more than one quarter will bear interest at the rate of % per annum compounded quarterly (to the extent permitted by applicable law). The term "distributions" as used herein includes any such interest payable unless otherwise stated.

  Distributions on the Preferred Securities will be cumulative, will accrue
from        , 1998, and will be payable quarterly in arrears on March 31, June
30, September 30 and December 31 of each year to the holders of record on the applicable record date, commencing June 30, 1998, when, as and if available for payment by the Property Trustee, except as otherwise described below. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full quarter, on the basis of the actual number of days elapsed in such a 90-day quarter. The initial distribution, payable on June 30, 1998,
will be based on a period shorter than a full quarter (    to June 30, 1998)
and will be in the amount of $    per Preferred Security.

  The Company has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period from time to time on the Subordinated Debt Securities which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue interest since interest would continue to accrue on the Subordinated Debt Securities) during any such extended interest payment period. In the event that the Company exercises this right, then during the term of such deferral (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Subordinated Debt Securities, and (c) the Company shall not make any guarantee payments (other than pursuant to the Preferred Securities Guarantee) with respect to the foregoing; provided, however, that the foregoing restrictions do not apply to any dividend, redemption, liquidation, interest, principal or guarantee payments by the Company where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided, however, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period as if no Extension Period had previously been declared, subject to the above requirements. See "--Voting Rights" below and "Description of the Subordinated Debt Securities--Interest" and "--Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities, if funds are available therefor, as they appear on the books and records of the Trust on the record date immediately following the termination of such Extension Period.

  Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received under the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities." The payment of distributions out of moneys held by the Trust is guaranteed by the Company as described under "Description of the Preferred Securities Guarantee."

  Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day (as defined herein) prior to the relevant payment dates, which payment dates correspond to the interest payment dates on the Subordinated Debt Securities. Such distributions will be paid through the Property Trustee, who will hold amounts received in respect of the Subordinated Debt Securities in the Property Account for the benefit of the Trust and the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. In the event the Preferred Securities shall not continue to remain in book-entry only form, the Regular Trustees shall have the right to select relevant record dates which shall be at least one Business Day, but less than 60 Business Days, prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

MANDATORY AND OPTIONAL REDEMPTION

  The Subordinated Debt Securities will mature on     , 2038 and may be
redeemed, in whole or in part, at any time on or after        , 2003, or at
any time in certain circumstances upon the occurrence of a Tax Event, in each case at a price equal to the sum of (i) 100% of the principal amount of the Subordinated Debt Securities to be redeemed and (ii) accrued and unpaid interest thereon to the date fixed for redemption. Upon the repayment of the Subordinated Debt Securities, whether at maturity or upon acceleration, redemption or otherwise, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so repaid or redeemed at the Redemption Price; provided, however, that except in the case of payments upon maturity, holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "--Redemption Procedures" and "Description of the Subordinated Debt Securities." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed as described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

  Distribution Upon the Occurrence of a Special Event. If, at any time, a Tax Event or an Investment Company Event (each, as defined below, a "Special Event") shall occur and be continuing, the Trust shall, except in the circumstances described below under "Redemption Upon the Occurrence of a Tax Event," be dissolved with the result that, after satisfaction of liabilities to creditors, Subordinated Debt Securities, with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities, would be distributed to the holders of the Trust Securities, in liquidation of such holders' interests in the Trust on a pro rata basis, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such termination, dissolution and distribution, the Regular Trustees shall have received an opinion from a nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that neither the Trust nor the holders of the Trust Securities will recognize any gain or loss for United States federal income tax purposes as a result of such termination and dissolution of the Trust and the distribution of the Subordinated Debt Securities; and, provided, further, that, if there is available to the Trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, the Company or the holders of the Trust Securities, the Trust will pursue such measure in lieu of dissolution.

  If Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other exchanges as the Preferred Securities are then listed.

  After the date for any distribution of Subordinated Debt Securities upon termination of the Trust, (i) the Preferred Securities and Preferred Securities Guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debt Securities to be delivered upon such distribution and (iii) any certificates representing Preferred Securities not held by the depositary or its nominee will be deemed to represent Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities, until such certificates are presented to the Company or its agent for transfer or reissuance.

  There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for the Preferred Securities if a termination and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer hereby or in the secondary market, or the Subordinated Debt Securities that the investor may receive on termination and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities.

  Redemption Upon the Occurrence of a Tax Event If, in the case of the occurrence and continuation of a Tax Event, (i) the Company has received an opinion (a "Redemption Tax Opinion") from a nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Subordinated Debt Securities for United States federal income tax purposes even after the Subordinated Debt Securities were distributed to the holders of Trust Securities in liquidation of such holders' interests in the Trust as described above under "Distribution Upon the Occurrence of a Special Event" or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered, the Company shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Subordinated Debt Securities in whole or in part for cash within 90 days following the occurrence of such Tax Event at a price equal to the sum of (x) 100% of the principal amount of the Subordinated Debt Securities to be redeemed and (y) accrued and unpaid interest thereon to the date fixed for redemption, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed shall be redeemed by the Trust at the Redemption Price on a pro rata basis; provided, however, that, if there is available to the Company or the Trust the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Trust, the Company or the holders of the Trust Securities, the Company or the Trust will pursue such measure in lieu of redemption.

  It has recently been reported that the Internal Revenue Service challenged the deductibility, for U.S. federal income tax purposes, of interest payments pursuant to instruments analogous to the Subordinated Debt Securities, held by an entity similar in certain respects to the Trust. Based on the information available to it, the Company does not believe that deductibility of interest pursuant to the Subordinated Debt Securities is jeopardized by the position reported to have been taken by the Internal Revenue Service, and the Company intends to take the position that the interest payments pursuant to the Subordinated Debt Securities will be deductible by the Company for federal income tax purposes. See "Certain Federal Income Tax Consequences-- Classification of the Subordinated Debt Securities." Adverse developments in respect of the reported proceeding, or otherwise, could give rise to a Tax Event.

  Definitions. As used herein the following terms have the meanings specified below:

  "Investment Company Event" means that the Company has provided the Regular Trustees with an opinion from a nationally recognized independent counsel experienced in practice under the 1940 Act (as hereinafter defined) to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus Supplement.

  "Tax Event" means that the Company has provided the Regular Trustees with an opinion from a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, on or after the date of this Prospectus Supplement, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any interpretation or application of such laws or regulations by any court, governmental agency or regulatory authority, in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this Prospectus Supplement, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to interest accrued or received on the Subordinated Debt Securities,
(ii) interest payable to the Trust on the Subordinated Debt Securities is not, or will not be within 90 days of the date thereof, deductible in whole or in part by the Company for United States federal income tax purposes or (iii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

REDEMPTION PROCEDURES

  The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Trust Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

  If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debt Securities, the Trust will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "-- Book-Entry Only Issuance--The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Preferred Securities Guarantee, distributions on such Preferred Securities will continue to accrue, from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

  In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed as described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

  Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON TERMINATION

  In the event of any voluntary or involuntary termination, dissolution or winding-up of the Trust, the holders of the Preferred Securities at that time will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless in connection with such termination, dissolution or winding-up Subordinated Debt Securities in an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of Preferred Securities in exchange for such Preferred Securities.

  If, upon any such termination, dissolution or winding-up, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

  Pursuant to the Declaration, the Trust shall terminate (i) on         ,
2053, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company or the holder of the Common Securities, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the Company or the holder of the Common Securities, the filing of a certificate of cancellation with respect to the Trust, or the revocation of the charter of the Company or the holder of the Common Securities and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of the Subordinated Debt Securities following the occurrence of a Special Event, (v) upon the entry of a decree of a judicial dissolution of the Company or the holder of the Common Securities or the Trust or (vi) upon the redemption of all of the Trust Securities.

DECLARATION EVENTS OF DEFAULT

  An event of default under the Indenture (an "Indenture Event of Default") (see "Description of the Subordinated Debt Securities--Indenture Events of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, however, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities or its consequences until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture. If a Declaration Event of Default with respect to the Preferred Securities is waived by holders of Preferred Securities, such waiver will also constitute the waiver of such Declaration Event of Default with respect to the Common Securities for all purposes under the Declaration, without any further act, vote or consent of the holders of the Common Securities.

  During the existence of a Declaration Event of Default, the Property Trustee, as the sole holder of the Subordinated Debt Securities, will have the right under the Indenture to declare the principal of, and interest on, the Subordinated Debt Securities to be immediately due and payable.

  If a Declaration Event of Default occurs that results from the failure of the Company to pay principal of or interest on the Subordinated Debt Securities when due, during the continuance of such an event of default a holder of Preferred Securities may institute a legal proceeding directly against the Company to obtain payment of such principal or interest on Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities owned of record by such holder. The holders of Preferred Securities will not be able to exercise directly against the Company any other remedy available to the Property Trustee unless the Property Trustee first fails to do so. See "--Voting Rights."

VOTING RIGHTS

  Except as provided below and except as provided under the Trust Act, the Trust Indenture Act and under "Description of the Preferred Securities Guarantee--Amendments and Assignment" below, and except as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights. In the event that the Company elects to defer payments of interest on the Subordinated Debt Securities as described above under "-- Distributions," the holders of the Preferred Securities do not have the right to appoint a special representative or trustee or otherwise act to protect their interests.

  Subject to the requirement of the Property Trustee obtaining a tax opinion as set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as the holder of the Subordinated Debt Securities, to (i) direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Debt Trustee (as hereinafter defined) under the Indenture with respect to the Subordinated Debt Securities, (ii) waive any past Indenture Event of Default which is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debt Securities, where such consent shall be required, provided that where a consent under the Indenture would require the consent of the holders of greater than a majority in principal amount of Subordinated Debt Securities affected thereby (a "Super-Majority"), only the holders of at least the proportion in liquidation amount of the Preferred Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debt Securities may direct the Property Trustee to give such consent. If the Property Trustee fails to enforce its rights under the Declaration (including, without limitation, its rights, powers and privileges as the holder of the Subordinated Debt Securities under the Indenture), a holder of Preferred Securities may to the extent permitted by applicable law institute a legal proceeding directly against any person to enforce the Property Trustee's rights under the Declaration without first instituting any legal proceeding against the Property Trustee or any other person or entity. Following and during the continuance of a Declaration Event of Default that results from the failure of the Company to pay principal of or interest on the Subordinated Debt Securities when due, a holder of Preferred Securities may also proceed directly against the Company, without first waiting to determine if the Property Trustee has enforced its rights under the Declaration, to obtain payment of such principal or interest on Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities owned of record by such holder. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Subordinated Debt Trustee with respect to the Subordinated Debt Securities. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. The Property Trustee shall not take any action described in clauses (i), (ii), (iii) or
(iv) above unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes and each holder of Trust Securities will be treated as owning an undivided beneficial interest in the Subordinated Debt Securities.

  In the event the consent of the Property Trustee, as the holder of the Subordinated Debt Securities, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination. The Property Trustee shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Preferred Securities and, if no Declaration Event of Default has occurred and is continuing, a majority in liquidation amount of the Common Securities, voting together as a single class, provided that where a consent under the Indenture would require the consent of a Super-Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Preferred Securities and Common Securities, respectively, which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debt Securities outstanding. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

  A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

  Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Subordinated Debt Securities in accordance with the Declaration.

  Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

  The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company."

  Holders of the Preferred Securities will have no rights to appoint or remove the Company Trustees, who may be appointed, removed or replaced solely by the Company, as the direct or indirect holder of all the Common Securities.

MODIFICATION OF THE DECLARATION

  The Declaration may be amended or modified if approved and executed by a majority of the Regular Trustees (or if there are two or fewer Regular Trustees, by all of the Regular Trustees), provided that if any proposed amendment provides for (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of the Trust Securities affected thereby, provided that a reduction of the principal amount or the distribution rate, or a change in the payment dates or maturity of the Preferred Securities, shall not be permitted without the consent of each holder of Preferred Securities. In the event any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Trust Securities. In addition, if any such proposed amendment or modification affects the rights, powers, duties, obligations or immunities of the Property Trustee or the Delaware Trustee such amendment or modification shall also require the written approval of the Property Trustee or the Delaware Trustee, as the case may be.

  Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture Act or (iii) cause the Trust to be deemed to be an "investment company" which is required to be registered under the 1940 Act.

EXPENSES AND TAXES

  In the Declaration, the Company has agreed to pay for all debts and other obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the Company Trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject. The foregoing obligations of the Trust under the Declaration are for the benefit of, and shall be enforceable by, the Property Trustee and any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. The Property Trustee and any such Creditor may enforce such obligations of the Trust directly against the Company, and the Company has irrevocably waived any right or remedy to require that the Property Trustee or any such Creditor take any action against the Trust or any other person before proceeding against the Company. The Company has also agreed in the Declaration to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing agreement of the Company.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

  The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, the Delaware Trustee or the Property Trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to distributions and payments upon termination, liquidation, redemption, maturity and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity which possesses the same powers and duties as the Property Trustee as the holder of the Subordinated Debt Securities, (iii) if the Preferred Securities are at such time listed on any national securities exchange or with another organization, the Successor Securities will be listed, upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the successor entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the successor entity), and
(B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Preferred Securities Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified for United States federal income tax purposes as other than a grantor trust for United States federal income tax purposes and any holder of Trust Securities not to be treated as owning an undivided beneficial interest in the Subordinated Debt Securities.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global Preferred Securities certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

  To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce by lot the amount of the interest of each Direct Participant in the Preferred Securities to be redeemed.

  Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trust or any trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

  DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (after consultation with the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and the Trust believe to be reliable, but the Company and the Trust take no responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Property Trustee, upon the occurrence of a Declaration Event of Default, from exercising the rights and powers vested in it by the Declaration. The Property Trustee also serves as the Subordinated Debt Trustee under the Indenture and as the Preferred Guarantee Trustee under the Preferred Securities Guarantee.

REGISTRAR AND TRANSFER AGENT

  In the event that the Preferred Securities do not remain in book-entry only form, the Property Trustee will act as paying agent and may designate an additional or substitute paying agent at any time. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Regular Trustees may require) in respect of any tax or other government charges which may be imposed in relation to it. The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

  The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

  The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized for United States federal income tax purposes as other than a grantor trust. The Company is authorized and directed to conduct its affairs so that the Subordinated Debt Securities will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Regular Trustees and the Company are authorized to take any action, not inconsistent with applicable law, the Declaration or the Restated Certificate of Incorporation of the Company, that each of the Regular Trustees and the Company determines in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Preferred Securities.

  Holders of the Preferred Securities will have no preemptive rights.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

  Set forth below is a summary of information concerning the Preferred Securities Guarantee that will be executed and delivered by the Company for the benefit of the holders from time to time of the Preferred Securities. The Preferred Securities Guarantee has been qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as the Preferred Guarantee Trustee. The terms of the Preferred Securities Guarantee will be those set forth therein and those made part thereof by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Preferred Securities Guarantee (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part) and the Trust Indenture Act. The Preferred Securities will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

  Pursuant to the Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree to pay in full to the holders of the Preferred Securities the Guarantee Payments (as defined herein) (without duplication of amounts theretofore paid by the Trust), to the extent not paid by the Trust, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments or distributions with respect to the Preferred Securities to the extent not paid or made by the Trust (the "Guarantee Payments") will be subject to the Preferred Securities Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price, which includes all accrued and unpaid distributions to the date of the redemption, to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust and (iii) upon a voluntary or involuntary termination, dissolution or winding-up of the Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities in exchange for Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

  The Preferred Securities Guarantee will be a full and unconditional guarantee of the Guarantee Payments with respect to the Preferred Securities from the time of issuance of the Preferred Securities, but will not apply to the payment of distributions and other payments on the Preferred Securities when the Property Trustee does not have sufficient funds in the Property Account to make such distributions or other payments. If the Company does not make interest payments on the Subordinated Debt Securities held by the Property Trustee, the Trust will not make distributions on the Preferred Securities issued by the Trust and will not have funds available therefor. See "Risk Factors--Rights under the Preferred Securities Guarantee" and "Description of the Subordinated Debt Securities--Certain Covenants."

  The Company has also agreed separately to guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Preferred Securities Guarantee, except that upon the occurrence and during the continuation of an Indenture Event of Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

  In the Preferred Securities Guarantee, the Company will covenant that, so long as the Preferred Securities remain outstanding, if there shall have occurred and is continuing any event that constitutes an event of default under the Preferred Securities Guarantee or the Declaration, then (a) the Company shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Subordinated Debt Securities and (c) the Company shall not make any guarantee payments (other than pursuant to the Preferred Securities Guarantee) with respect to the foregoing. However, the foregoing restriction will not apply to any dividend, redemption, liquidation, interest, principal or guarantee payments by the Company where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes which do not materially adversely affect the rights of holders of Preferred Securities (in which case no consent will be required), the Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities is set forth under "Description of the Preferred Securities--Voting Rights." All guarantees and agreements contained in the Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the Preferred Guarantee Trustee and the holders of the Preferred Securities then outstanding.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE

  The Preferred Securities Guarantee will terminate and be of no further force and effect as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, or upon distribution of the Subordinated Debt Securities to the holders of the Preferred Securities, and will terminate completely upon full payment of the amounts payable upon liquidation of the Trust. The Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must repay to the Trust or the Company, or their successors, any sums paid to them under such Preferred Securities or the Preferred Securities Guarantee.

EVENTS OF DEFAULT

  An event of default under the Preferred Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

  The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under the Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity. In addition, any record holder of Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against the Company to obtain Guarantee Payments, without first waiting to determine if the Preferred Guarantee Trustee has enforced the Preferred Security Guarantee or instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity.

STATUS OF THE PREFERRED SECURITIES GUARANTEE

  The Company's obligations under the Preferred Securities Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Subordinated Debt Securities, except those liabilities of the

Company made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred stock issued from time to time by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred stock of any subsidiary or affiliate of the Company and (iii) senior to the Company's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee.

  The Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity). The Preferred Securities Guarantee will be deposited with the Preferred Guarantee Trustee to be held for the benefit of the holders of the Preferred Securities. Except as otherwise noted herein, the Preferred Guarantee Trustee has the right to enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities. The Preferred Securities Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust).

  The Company's obligations under the Preferred Securities Guarantee, taken together with its obligations under the Declaration, the Subordinated Debt Securities and the Indenture, in the aggregate provide a full and unconditional guarantee by the Company of payments due on the Preferred Securities.

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

  The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to the Preferred Securities Guarantee and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Preferred Guarantee Trustee, upon the occurrence of an event of default under the Preferred Securities Guarantee, from exercising the rights and powers vested in it by the Preferred Securities Guarantee. The Preferred Guarantee Trustee also serves as Property Trustee under the Declaration and as Subordinated Debt Trustee under the Indenture.

GOVERNING LAW

  The Preferred Securities Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

                DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

  Set forth below is a description of the terms of the Subordinated Debt Securities. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture,
dated as of       , 1998, as supplemented by a First Supplemental Indenture
(as so supplemented, the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Subordinated Debt Trustee"), which (or the form of which) are filed as exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The terms of the Subordinated Debt Securities will include those stated in the Indenture (which has been qualified under the Trust Indenture Act) and those made a part of the Indenture by reference to the Trust Indenture Act. Certain capitalized terms used herein are defined in the Indenture.

  Under certain circumstances involving the termination of the Trust following the occurrence of a Special Event, Subordinated Debt Securities may be distributed to the holders of Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities--Special Event Redemption or Distribution."

  If the Subordinated Debt Securities are distributed to the holders of the Trust Securities, the Company will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

GENERAL

  The Subordinated Debt Securities will be issued as unsecured subordinated debt securities under the Indenture. The Subordinated Debt Securities will be
limited in aggregate principal amount to $        , such amount being the sum
of the aggregate liquidation amount of the Preferred Securities and the capital contributed by the Company in exchange for the Common Securities.

  The Subordinated Debt Securities are not subject to any sinking fund provision. The entire principal amount of the Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid
interest thereon, on       , 2038.

  If Subordinated Debt Securities are distributed to holders of the Trust Securities in liquidation of such holders' interests in the Trust, such Subordinated Debt Securities will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Subordinated Debt Securities may be issued in certificated form in exchange for a Global Security. See "--Book Entry and Settlement" below. In the event Subordinated Debt Securities are issued in certificated form, such Subordinated Debt Securities will be in denominations of $1,000 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debt Securities issued as a Global Security will be made to the depositary for the Subordinated Debt Securities. In the event Subordinated Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debt Securities will be registrable and Subordinated Debt Securities will be exchangeable for Subordinated Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Subordinated Debt Trustee in New York, New York; provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto.

  The Indenture does not contain provisions that afford holders of the Subordinated Debt Securities protection in the event of a highly leveraged transaction involving the Company or a decline in the credit quality of the Company resulting from a change of control transaction.

SUBORDINATION

  The Indenture provides that the Subordinated Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of the Company, whether now existing or hereafter incurred. No payment of principal of (including redemption payments, if any), or interest on, the Subordinated Debt Securities may be made if (a) any Senior Indebtedness of the Company is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to such Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full.

  The term "Senior Indebtedness" means: (i) any payment in respect of (a) indebtedness of the Company for money borrowed and (b) indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company, including all indebtedness currently outstanding under indentures with various trustees; (ii) all capital lease obligations of the Company;
(iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(iv) all obligations of the Company for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debt Securities, as the case may be. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

  The Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued by the Company. As of December 31, 1997, Senior Indebtedness of the Company aggregated approximately $2.5 billion.

CERTAIN COVENANTS

  If (i) there shall have occurred and be continuing any event that constitutes an Indenture Event of Default or (ii) the Company shall be in default with respect to its payment of any obligations under the Preferred Securities Guarantee or the Common Securities Guarantee, and such default shall be continuing then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Subordinated Debt Securities and (c) the Company shall not make any guarantee payments (other than pursuant to the Preferred Securities Guarantee) with respect to the foregoing.

  If the Company shall have given notice of its election of an Extension Period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then during the term of such Extension Period (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Subordinated Debt Securities and (c) the Company shall not make any guarantee payments (other than pursuant to the Preferred Securities Guarantee) with respect to the foregoing.

  Notwithstanding the foregoing restrictions, the Company will be permitted, in any event, to make dividend, redemption, liquidation and guarantee payments on capital stock, and interest, principal, redemption and guarantee payments on debt securities issued by the Company ranking pari passu with or junior to Subordinated Debt Securities, where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such payment is being made.

  For so long as the Trust Securities remain outstanding, the Company will covenant (i) to directly or indirectly maintain 100% direct or indirect ownership of the Common Securities of the Trust; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Common Securities, (ii) not to cause, as sponsor of the Trust, or to permit, as holder of the Common Securities, the termination, dissolution or winding-up of the Trust, except in connection with a distribution of the Subordinated Debt Securities as provided in the Declaration and in connection with certain mergers, consolidations or amalgamations, (iii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income purposes and (iv) to use reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Subordinated Debt Securities.

OPTIONAL REDEMPTION

  The Company shall have the right to redeem the Subordinated Debt Securities,
in whole or in part, from time to time, on or after      , 2003, or at any
time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities--Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Debt Securities would result in the delisting of the Preferred Securities, the Company may only redeem the Subordinated Debt Securities in whole.

INTEREST

  Each Subordinated Debt Security shall bear interest at the rate of    % per
annum from         , 1998, payable quarterly in arrears on March 31, June 30,
September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing June 30, 1998, to the person in whose name such Subordinated Debt Security is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. The distribution payable on June 30, 1998, which will be calculated at the above rate and based on a period that is shorter than a full quarter, will be in the
amount of $      per Preferred Security. In the event the Subordinated Debt
Securities are distributed to holders of the Trust Securities in liquidation of such holders' interests in the Trust and such Subordinated Debt Securities shall not thereafter continue to remain in book-entry only form, the Company shall have the right to select record dates which shall be not less than fifteen days prior to each Interest Payment Date.

  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed in such 90-day quarter. In the event that any date on which interest is payable on the Subordinated Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  The Company shall have the right at any time, and from time to time, during the term of the Subordinated Debt Securities to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period the Company shall pay all interest then accrued and unpaid (including any Additional Interest), together with interest thereon at the rate specified for the Subordinated Debt Securities to the extent permitted by applicable law; provided, however, that, during any such Extension Period, (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Subordinated Debt Securities and
(c) the Company shall not make any guarantee payments (other than pursuant to the Preferred Securities Guarantee) with respect to the foregoing; provided, however, the foregoing restriction will not apply to any dividend, redemption, liquidation, interest, principal or guarantee payments by the Company where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made. Prior to the termination of any such Extension Period, the Company may further defer payments of interest by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. The Company has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. If the Property Trustee shall be the sole holder of the Subordinated Debt Securities, the Company shall give the Regular Trustees and the Property Trustee notice of its selection of an Extension Period one Business Day prior to the earlier of (i) the next succeeding date on which distributions on the Preferred Securities are payable or (ii) the date the Trust is required to give notice to any national securities exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Regular Trustees shall give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Subordinated Debt Securities, the Company shall give the holders of the Subordinated Debt Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the relevant Interest Payment Date or (ii) the date the Company is required to give notice to any national securities exchange or other applicable self-regulatory organization or to holders of the Subordinated Debt Securities of the record or payment date of such related interest payment, but in any event at least two Business Days before such record date.

ADDITIONAL INTEREST

  If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

  In case any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Subordinated Debt Securities, will have the right to declare the principal of and the interest on the Subordinated Debt Securities (including Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debt Securities.

  The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Subordinated Debt Securities:

    (a) failure for 30 days to pay interest on the Subordinated Debt Securities, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

    (b) failure to pay principal or premium, if any, on the Subordinated Debt Securities when due whether at maturity, upon earlier redemption or otherwise; or

    (c) failure to observe or perform any other covenant (other than those specifically relating to another series of subordinated debt securities) contained in the Indenture for 90 days after written notice to the Company from the Subordinated Debt Trustee or the holders of at least 25% in principal amount of the outstanding Subordinated Debt Securities; or

    (d) certain events of bankruptcy, insolvency or reorganization of the Company; or

    (e) the voluntary or involuntary termination, dissolution or winding-up of the Trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities in liquidation of the Trust, the redemption of all outstanding Trust Securities of the Trust and certain mergers, consolidations or amalgamations permitted by the Declaration.

  The holders of a majority in aggregate outstanding principal amount of the Subordinated Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Debt Trustee. The Subordinated Debt Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debt Securities may declare the principal due and payable immediately on default, but the holders of a majority in aggregate outstanding principal amount may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Subordinated Debt Trustee.

  The holders of a majority in aggregate outstanding principal amount of the Subordinated Debt Securities affected thereby may, on behalf of the holders of all the Subordinated Debt Securities, waive any past default, except (i) a default in the payment of principal or interest, including Additional Interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Subordinated Debt Trustee), or (ii) a default in the covenant of the Company not to declare or pay dividends on, or make distributions with respect to, or redeem, purchase or acquire any of its capital stock during an Extension Period. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Debt Securities. See "Description of the Preferred Securities--Declaration Events of Default" and "--Voting Rights."

  In addition, if an Indenture Event of Default results from the failure of the Company to pay principal of or interest on the Subordinated Debt Securities when due, during the continuance of such an event of default a holder of Preferred Securities may immediately institute a legal proceeding directly against the Company to obtain payment of such principal or interest on Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities owned of record by such holder.

BOOK-ENTRY AND SETTLEMENT

  If distributed to holders of Preferred Securities in connection with the voluntary or involuntary termination, dissolution or winding-up of the Trust as a result of the occurrence of a Special Event, the Subordinated Debt Securities will be issued in the form of one or more global certificates (each, a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Subordinated Debt Securities represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debt Securities in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

  Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debt Securities in definitive form and will not be considered the Holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Debt Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

  If Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Subordinated Debt Securities. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." The description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. The Company may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as depositary.

  None of the Company, the Trust, the Subordinated Debt Trustee, any paying agent and any other agent of the Company or the Subordinated Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  A Global Security shall be exchangeable for Subordinated Debt Securities registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, or if at any time the depositary ceases to be registered or in good standing under the Exchange Act (or other applicable statute or regulation) at a time when the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed by the Company within 90 days after the Company receives such notice or becomes aware of such condition, (ii) the Company in its sole discretion determines that such Global Security shall be so exchangeable or
(iii) there shall have occurred an Indenture Event of Default with respect to such Subordinated Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Debt Securities registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

  In the event the Subordinated Debt Securities are not represented by one or more Global Securities, certificates evidencing Subordinated Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Debt Registrar (as defined in the Indenture) or at the office of any transfer agent designated by the Company for such purpose with respect to the Subordinated Debt Securities, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Debt Register (as defined in the Indenture) or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Subordinated Debt Trustee as Debt Registrar with respect to the Subordinated Debt Securities. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent at the place of payment. The Company may at any time designate additional transfer agents with respect to the Subordinated Debt Securities.

  In the event of any redemption in part, the Company shall not be required to
(i) issue, exchange or register the transfer of Subordinated Debt Securities during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all of the Subordinated Debt Securities and ending at the close of business on the date of such mailing or (ii) register the transfer of or exchange any Subordinated Debt Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Subordinated Debt Securities being redeemed in part.

PAYMENT AND PAYING AGENTS

  Payment of principal of and premium, if any, on the Subordinated Debt Securities will be made only against surrender to the Paying Agent (as defined in the Indenture) of the Subordinated Debt Securities. Principal of and premium, if any, and interest on Subordinated Debt Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Debt Register with respect to the Subordinated Debt Securities. Payment of interest on the Subordinated Debt Securities on any Interest Payment Date will be made to the person in whose name the Subordinated Debt Security (or predecessor security) is registered at the close of business on the Regular Record Date for such interest payment.

  The Company will initially act as Paying Agent with respect to the Subordinated Debt Securities except that, if the Subordinated Debt Securities are distributed to the holders of the Preferred Securities in liquidation of such holders' interests in the Trust, the Subordinated Debt Trustee will act as the Paying Agent. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent at the place of payment.

  All moneys paid by the Company to a Paying Agent for the payment of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the holder of such Subordinated Debt Securities will thereafter look only to the Company for payment thereof.

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Subordinated Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Debt Securities, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of the Subordinated Debt Securities; provided, however, that no such modification may, without the consent of the holder of each outstanding Subordinated Debt Security affected thereby, (i) extend the fixed maturity of the Subordinated Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of the Subordinated Debt Securities so affected or (ii) reduce the percentage of Subordinated Debt Securities the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Subordinated Debt Security then outstanding and affected thereby.

  In addition, the Company and the Subordinated Debt Trustee may execute, without the consent of holders of the Subordinated Debt Securities, any supplemental indenture for certain other usual purposes including the creation of any new series of subordinated debt securities.

SUCCESSOR CORPORATION

  The Company may not consolidate with or merge into, or transfer its properties and assets substantially as an entirety to, another corporation unless (i) the successor corporation, which shall be a corporation organized under the laws of the United States or a State thereof, assumes by supplemental indenture all the obligations of the Company under the Subordinated Debt Securities and the Indenture, and (ii) after giving effect to such transaction, no Indenture Event of Default shall have occurred and be continuing. The Indenture does not otherwise contain any covenant which restricts the ability of the Company to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions.

DEFEASANCE AND DISCHARGE

  Under the terms of the Indenture, the Company will be discharged from any and all obligations in respect of the Subordinated Debt Securities (except in each case for certain obligations with respect to denominations and provisions for payment of the Subordinated Debt Securities and obligations to register the transfer or exchange of Subordinated Debt Securities, replace stolen, lost or mutilated Subordinated Debt Securities, maintain paying agencies and hold moneys for payment in trust) if the Company (i) deposits with the Subordinated Debt Trustee, in trust, moneys or governmental obligations in an amount sufficient to pay all the principal of, and interest on, the Subordinated Debt Securities on the dates such payments are due in accordance with the terms of such Subordinated Debt Securities and (ii) delivers to the Subordinated Debt Trustee an opinion of counsel to the effect that, based upon the Company's receipt from, or the publication by, the Internal Revenue Service of a ruling or a change in law, the holders of the Subordinated Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance or discharge had not occurred.

GOVERNING LAW

  The Indenture and the Subordinated Debt Securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

INFORMATION CONCERNING THE SUBORDINATED DEBT TRUSTEE

  The Subordinated Debt Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Subordinated Debt Trustee, upon the occurrence of an Indenture Event of Default, from exercising the rights and powers vested in it by the Indenture. The Subordinated Debt Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Subordinated Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The Subordinated Debt Trustee also serves as Property Trustee under the Declaration and as the Preferred Guarantee Trustee under the Preferred Securities Guarantee.

MISCELLANEOUS

  The Company will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly owned subsidiary of the Company; provided, however, that in the event of any such assignment, the Company will remain liable for all of the obligations of such subsidiary. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

  The Indenture will provide that the Company will pay all costs, expenses, debts and obligations of the Trust other than with respect to the Trust Securities.

EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBT SECURITIES AND THE PREFERRED
                             SECURITIES GUARANTEE

  As set forth in the Declaration, the exclusive purposes of the Trust are to
(i) issue the Trust Securities, (ii) invest the proceeds thereof in the Subordinated Debt Securities and (iii) engage in only those other activities necessary or incidental thereto.

  As long as payments of interest and other payments are made when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of the Subordinated Debt Securities will be equal to the sum of the aggregate liquidation amount of the Trust Securities;
(ii) the interest rate and interest and other payment dates on the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay for all costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration provides that the Company Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

  Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by the Company as described under "Description of the Preferred Securities Guarantee." If the Company does not make interest payments on the Subordinated Debt Securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Preferred Securities Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

  If the Company fails to make interest or other payments on the Subordinated Debt Securities when due (taking into account any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities--Voting Rights," may direct the Property Trustee to enforce its rights under the Subordinated Debt Securities, including proceeding directly against the Company to enforce the Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under the Indenture or the Subordinated Debt Securities, a holder of Preferred Securities may, to the extent permitted by applicable law, institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Indenture and the Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity, including the Trust. In addition, during the continuance of a Declaration Event of Default that results from the failure of the Company to pay principal of or interest on the Subordinated Debt Securities when due, a holder may proceed directly against the Company, without first waiting to determine if the Property Trustee has enforced its rights under the Declaration, to obtain payment of such principal or interest on Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities owned of record by such holder.

  If the Company fails to make payments under the Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Preferred Guarantee Trustee to enforce its rights thereunder. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity. In addition, any record holder of Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against the Company to obtain Guarantee Payments, without first waiting to determine if the Preferred Guarantee Trustee has enforced the Preferred Security Guarantee or instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity.

  The Company's obligations under the Preferred Securities Guarantee, the Declaration, the Subordinated Debt Securities and the Indenture, in the aggregate, provide a full and unconditional guarantee by the Company of payments due on the Preferred Securities.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations and administrative and judicial rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary does not address the tax consequences applicable to investors that may be subject to special tax rules such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a U.S. Holder. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to a U.S. Holder.

  As used herein, a "U.S. Holder" means a beneficial owner of the Preferred Securities who or that is (i) a citizen or resident of the United States, (ii) a corporation or other entity created or organized in or under the laws of the United States or a political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source,
(iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (v) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Preferred Securities, as the case may be. As used herein, a "Non-U.S. Holder" means a holder that is not a U.S. Holder.

CLASSIFICATION OF THE SUBORDINATED DEBT SECURITIES

  The Company intends to take the position that the Subordinated Debt Securities will be classified for United States federal income tax purposes as indebtedness of the Company and, by acceptance of a Preferred Security, each U.S. Holder covenants to treat the Subordinated Debt Securities as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debt Securities. No assurance can be given however, that such position will not be challenged by the Internal Revenue Service, or if challenged, that such a challenge will not be successful. It has recently been reported that the Internal Revenue Service challenged the status as indebtedness, for U.S. federal income tax purposes, of certain instruments analogous to the Subordinated Debt Securities, held by an entity similar in certain respects to the Trust. See "Description of the Preferred Securities--Special Event Redemption or Distribution." Based on the information available to it, the Company does not believe that the treatment of the Subordinated Debt Securities as indebtedness for federal income tax purposes is jeopardized by the position reported to have been taken. The remainder of this discussion assumes that the Subordinated Debt Securities will be classified as indebtedness of the Company for United States federal income tax purposes.

CLASSIFICATION OF COASTAL FINANCE I

  Cahill Gordon & Reindel, special tax counsel to the Company and the Trust, is of the opinion that, under current law and assuming full compliance with the terms of the Indenture and the Declaration (and certain other documents), the Trust will be classified as a "grantor trust" for United States federal income tax purposes and will not be classified as an association taxable as a corporation or a partnership. Each U.S. Holder will be treated as owning an undivided beneficial interest in the Subordinated Debt Securities. Accordingly, each U.S. Holder will be required to include in its gross income the interest and/or original issue discount ("OID") paid or accrued with respect to its allocable share of Subordinated Debt Securities. Investors should be aware that the opinion of Cahill Gordon & Reindel does not address any other issue and is not binding on the Internal Revenue Service or the courts.

INTEREST, ORIGINAL ISSUE DISCOUNT, PREMIUM AND MARKET DISCOUNT

  Under applicable Treasury regulations (the "Regulations"), if the likelihood that the stated interest on a debt instrument will not be timely paid is "remote," such likelihood is ignored in determining whether the debt instrument is issued with OID. The Company intends to treat the likelihood of exercising its option to defer payments of interest on the Subordinated Debt Securities as being remote within the meaning of the Regulations. Based on the foregoing, the Company believes that the Subordinated Debt Securities will not be considered to be issued with OID at the time of their original issuance and that a U.S. Holder of Preferred Securities should include in gross income such holder's allocable share of the interest paid on the Subordinated Debt Securities in accordance with such holder's method of tax accounting.

  If, under the Regulations, the Company's option to defer payments of interest on the Subordinated Debt Securities by extending interest payment periods for up to 20 consecutive quarters is determined not to be remote, or if the Company exercises its option, the Subordinated Debt Securities would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all of the stated interest payments on the Subordinated Debt Securities thereafter would be treated as OID. In such event, U.S. Holders would include the OID attributable to the Subordinated Debt Securities in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. The amount of OID that accrues in any month will approximately equal the amount of the interest that accrues in that month at the stated interest rate. In the event that the interest payment period is extended, Holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest period. Corporate U.S. Holders will not be entitled to a dividends-received deduction with respect to any income earned with respect to the Preferred Securities.

  No rulings or interpretations have been issued by the Internal Revenue Service which address the meaning of the term "remote" as used in the Regulations, and it is possible that the Internal Revenue Service could take a position contrary to that expressed herein.

  To the extent a U.S. Holder acquires its Preferred Securities at a price that is greater or less than the principal amount of such U.S. Holder's share of the Subordinated Debt Securities, the U.S. Holder will be deemed to have acquired its interest in the Preferred Securities with amortizable bond premium or with market discount, as the case may be. If the Subordinated Debt Securities were to be treated as having been issued with OID, a U.S. Holder acquiring Preferred Securities at a premium will be permitted to reduce the amount of OID required to be included in income to reflect such acquisition premium. A U.S. Holder acquiring Preferred Securities at a market discount will also include the amount of such discount in income in accordance with the market discount rules described below.

  A U.S. Holder acquiring Preferred Securities at a market discount generally will be required to recognize ordinary income to the extent of accrued market discount upon the retirement of the underlying Subordinated Debt Securities or, to the extent of any gain, upon the disposition of the Preferred Securities. Such market discount would accrue on a straight-line basis, or, at the election of the U.S. Holder, under a constant yield method over the remaining term of the Subordinated Debt Securities. A U.S. Holder may also be required to defer the deduction of a portion of the interest paid or accrued on indebtedness incurred to purchase or carry Preferred Securities acquired with market discount. In lieu of the foregoing, a U.S. Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in the taxable year of the election or thereafter, in which case the interest deferral rule will not apply. A U.S. Holder may elect, in lieu of applying the market discount or premium rules described above, to account for all income under the Preferred Securities as if it were OID.

RECEIPT OF SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF THE TRUST

  Under certain circumstances, as described under the caption "Description of the Preferred Securities--Special Event Redemption or Distribution," Subordinated Debt Securities may be distributed to Holders in exchange for the Preferred Securities and in liquidation of the Trust. Such a distribution would be treated as a non-taxable event to each U.S. Holder and each U.S. Holder would receive an aggregate tax basis in the Subordinated Debt Securities equal to such Holder's aggregate tax basis in the Preferred Securities. A U.S. Holder's holding period in the Subordinated Debt Securities so received in liquidation of the Trust would include the period for which the Preferred Securities were held by such holder. If, however, the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the Subordinated Debt Securities would constitute a taxable event to U.S. Holders of Preferred Securities and a U.S. Holder's holding period in Subordinated Debt Securities would not include the period during which the Subordinated Debt Securities were held by the Trust.

  Under certain circumstances described herein (see "Description of the Preferred Securities"), the Subordinated Debt Securities may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a U.S. Holder would recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "--Sale of Preferred Securities."

SALE OF PREFERRED SECURITIES

  A U.S. Holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale. A U.S. Holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price. If the Subordinated Debt Securities are treated as having been issued with OID, a U.S. Holder's adjusted tax basis would be such holder's initial purchase price increased by OID previously included in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities. Subject to the market discount rules described above, any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Preferred Securities have been held for more than one year.

  The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. A U.S. Holder disposing of its Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest through the date of disposition in income (to the extent not previously included in income) as ordinary income, and the amount realized on disposition excludes the portion of the sale price treated as interest. To the extent the amount realized on disposition is less than the U.S. Holder's adjusted tax basis, a U.S. Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

NON-U.S. HOLDERS

  Subject to the discussion of backup withholding below, interest (including OID, if any) with respect to the Preferred Securities paid to a Non-U.S. Holder will be exempt from U.S. withholding tax, provided that the Holder complies with applicable certification requirements (and does not actually or constructively own ten percent or more of the voting stock of the Company and is not a controlled foreign corporation related to the Company or its affiliates).

INFORMATION REPORTING TO HOLDERS

  Subject to the qualifications discussed below, income on the Preferred Securities generally will be reported to Holders on Form 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

  Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided that required information is provided to the Internal Revenue Service. Recently promulgated Treasury regulations, effective for certain payments made to Non-U.S. Holders after December 31, 1999, may change certain certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of Preferred Securities. Prospective investors should consult their tax advisors regarding the possible effect of such new Treasury regulations on an investment in the Preferred Securities.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Trust, the Company and each of the underwriters named below (the "Underwriters"), the Trust has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Smith Barney Inc., Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated and Prudential Securities Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below.

                                                                 NUMBER OF
           UNDERWRITER                                      PREFERRED SECURITIES
           -----------                                      --------------------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..................................
   Smith Barney Inc. .....................................
   Bear, Stearns & Co. Inc................................
   A.G. Edwards & Sons, Inc...............................
   Goldman, Sachs & Co....................................
   Lehman Brothers Inc....................................
   Morgan Stanley & Co. Incorporated......................
   PaineWebber Incorporated...............................
   Prudential Securities Incorporated.....................
                                                                 ----------
        Total.............................................       12,000,000
                                                                 ==========

  In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Underwriters propose initially to offer the Preferred Securities to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $    per Preferred Security; provided, however, that such concession for sales of 10,000 or more Preferred Securities to a single purchaser will
not be in excess of $    per Preferred Security. The Underwriters may allow,
and such dealers may reallow, a discount not in excess of $    per Preferred
Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debt Securities of the Company, the Underwriting Agreement provides that the Company will pay as compensation ("Underwriters' Compensation") to the Underwriters for the Underwriters arranging the investment therein of such proceeds, an amount in
same-day funds of $   per Preferred Security (or $            in the
aggregate); provided, however, that such compensation for sales of 10,000 or
more Preferred Securities to any single purchaser will be $    per Preferred
Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

  During a period of 30 days from the date of this Prospectus Supplement, neither the Trust nor the Company will, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, contract to sell, grant any option for the sale of, or otherwise dispose of, any Trust Preferred Securities (as defined in the accompanying Prospectus), any security convertible into, or exchangeable or exercisable for, Trust Preferred Securities or any debt securities substantially similar to the Subordinated Debt Securities or any equity securities substantially similar to the Trust Preferred Securities (except for the Subordinated Debt Securities and the Preferred Securities offered hereby and subject to certain exceptions specified in the Underwriting Agreement).

  Prior to this Offering there has been no public market for the Preferred Securities. The Representatives have advised the Trust that the Underwriters intend to make a market in the Preferred Securities but will have no obligation to make a market in the Preferred Securities and may cease market making activities, if commenced, at any time. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

  The Company and the Trust have agreed to indemnify the Underwriters against, or to contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Certain of the Underwriters engage in transactions with, and from time to time have performed services for, the Company in the ordinary course of business.

  Until the distribution of the Preferred Securities is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Preferred Securities. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Preferred Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Preferred Securities.

  If the Underwriters create a short position in the Preferred Securities in connection with this offering, i.e. if they sell more Preferred Securities than are contemplated on the cover page of this Prospectus Supplement, the Representatives may reduce that short position by purchasing Preferred Securities in the open market.

  The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase Preferred Securities in the open market to reduce the Underwriters' short position or to stabilize the price of the Preferred Securities they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those securities as part of the offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Preferred Securities. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

  Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Trust. The validity of the Subordinated Debt Securities, the Preferred Securities Guarantee and certain matters relating thereto will be passed upon on behalf of the Company by Austin M. O'Toole, Esq., Senior Vice President and Secretary of the Company. Certain United States federal income taxation matters will be passed upon for the Company and the Trust, and certain legal matters will be passed upon on behalf of the Underwriters, by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                  DEFINITIONS

   TERM                         PAGE
   ----                         ----
Additional Interest...........  S-32
Beneficial Owner..............  S-24
Business Day..................  S-16
Change in 1940 Act Law........  S-18
Common Securities.............   S-1
Common Securities Guarantee...  S-26
Company.......................   S-1
Company Trustees..............  S-12
Creditor......................  S-22
DTC...........................  S-23
Declaration...................  S-12
Declaration Event of Default..  S-20
Delaware Trustee..............  S-12
Direct Participants...........  S-23
Dissolution Tax Opinion.......  S-18
distributions.................   S-2
Event of Default..............  S-33
Exchange Act..................  S-23
Extension Period..............   S-2
Global Security...............  S-33
Guarantee Payments............  S-26
Indenture.....................  S-29
Indenture Event of Default....  S-20
Indirect Participants.........  S-23
Interest Payment Date.........  S-31
Investment Company Event......  S-18
Liquidation Distribution......  S-19
1940 Act......................  S-18
No Recognition Opinion........  S-17
Non-U.S. Holder...............  S-38

   TERM                                                                PAGE
   ----                                                                ----
OID................................................................... S-38
Participants.......................................................... S-23
Preferred Guarantee Trustee........................................... S-12
Preferred Securities..................................................  S-1
Preferred Securities Guarantee........................................  S-2
Property Account...................................................... S-12
Property Trustee...................................................... S-12
Redemption Price......................................................  S-3
Redemption Tax Opinion................................................ S-17
Regular Trustees...................................................... S-12
Regulations........................................................... S-39
Representative........................................................ S-42
Senior Indebtedness................................................... S-30
Series H Preferred.................................................... S-13
Special Event......................................................... S-17
Sponsor............................................................... S-12
Successor Securities.................................................. S-23
Subordinated Debt Securities..........................................  S-2
Subordinated Debt Trustee............................................. S-29
Super-Majority........................................................ S-20
Tax Event............................................................. S-18
Trust.................................................................  S-1
Trust Act............................................................. S-12
Trust Indenture Act................................................... S-12
Trust Securities......................................................  S-1
Underwriting Agreement................................................ S-42
Underwriters.......................................................... S-42
Underwriters' Compensation............................................ S-42
U.S. Holder........................................................... S-38

PROSPECTUS
                            THE COASTAL CORPORATION


[LOGO OF
COASTAL CORPORATION             DEBT SECURITIES
APPEARS HERE]                   PREFERRED STOCK
                                 COMMON STOCK
                             COMMON STOCK WARRANTS
                  SUBORDINATED DEFERRABLE INTEREST DEBENTURES

                                ---------------
                               COASTAL FINANCE I
                              COASTAL FINANCE II
                          TRUST PREFERRED SECURITIES
                                 GUARANTEED BY
                            THE COASTAL CORPORATION
                                ---------------
  The Coastal Corporation ("Coastal" or the "Company") may from time to time offer (i) its unsecured senior debt securities (the "Senior Debt Securities"),
(ii) its unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), which may be convertible into shares of common stock, par value 33 1/3c per share of the Company (the "Common Stock"), (iii) shares of its preferred stock, par value 33 1/3c per share (the "Preferred Stock"), which may be convertible into shares of Common Stock or exchangeable for Debt Securities, (iv) shares of its Common Stock, (v) warrants to purchase shares of its Common Stock (the "Common Stock Warrants"); (vi) its unsecured subordinated deferrable interest debentures (the "Subordinated Deferrable Interest Debentures") and (vii) the Trust Preferred Securities Guarantees (as defined below).
  Coastal Finance I and Coastal Finance II (each, a "Trust"), each a statutory business trust formed under the laws of Delaware, may from time to time offer preferred securities evidencing preferred undivided beneficial interests in the assets of the respective Trust ("Trust Preferred Securities"). The payment of periodic cash distributions ("distributions") with respect to Trust Preferred Securities of each of the Trusts, out of moneys held by each of the Trusts, and payments on liquidation, redemption or otherwise with respect to such Trust Preferred Securities will be guaranteed by the Company as described herein (each, a "Trust Preferred Securities Guarantee"). The Company's obligations under the Trust Preferred Securities Guarantees will be subordinate and junior in right of payment to all other liabilities of the Company and pari passu (equally and ratably) with the most senior preferred stock issued by the Company and with any guarantee that may be entered into by the Company in respect of any preferred stock of any subsidiary or affiliate of the Company. Subordinated Deferrable Interest Debentures may be issued and sold from time to time in one or more series by the Company to a Trust in connection with the investment of the proceeds from the offering of Trust Preferred Securities and Trust Common Securities (as defined herein) of such Trust. The Subordinated Deferrable Interest Debentures subsequently may be distributed pro rata to holders of Trust Preferred Securities and Trust Common Securities in connection with the termination of such Trust upon the occurrence of certain events as may be described in the Prospectus Supplement. The Preferred Stock and the Common Stock are collectively referred to as the "Equity Securities," and the Debt Securities, the Equity Securities, the Trust Preferred Securities, the Trust Preferred Securities Guarantee, the Subordinated Deferrable Interest Debentures and the Common Stock Warrants are collectively referred to as the "Securities."
  The Securities offered pursuant to this Prospectus may be offered separately or together in one or more series up to an aggregate public offering price of $700,000,000 (or the equivalent thereof in foreign currency or currency units) at individual prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").
  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and, among other things, will include, where applicable, (i) in the case of Debt Securities or Subordinated Deferrable Interest Debentures, the specific designation, aggregate principal amount offered, ranking, rate or rates of interest or the provisions for determining such rate or rates and the time of payment thereof, maturity, currency of payment, terms relating to redemption (whether mandatory, at the option of the Company or the holder), terms for sinking fund payments, terms for conversion into Common Stock, additional covenants and the initial public offering price, (ii) in the case of shares of Preferred Stock or Trust Preferred Securities, the number of shares, specific title and stated value, any dividend, liquidation, redemption, conversion, exchange, voting and other rights and restrictions and the initial public offering price, (iii) in the case of shares of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof and (iv) in the case of Common Stock Warrants, the duration, aggregate amount, exercise price and initial public offering price.
  The applicable Prospectus Supplement will also contain information, where applicable, about certain U.S. Federal income taxes, accounting and other considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.
  The Securities may be sold directly by the Company or the applicable Trust, through agents designated by the Company or the applicable Trust from time to time or through underwriters or dealers designated by the Company or the applicable Trust from time to time. If any agents of the Company or the applicable Trust or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be as set forth in or may be calculated from the applicable Prospectus Supplement. The net proceeds to the Company or the applicable Trust, as the case may be, from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities in the case of a dealer or the public offering price of such Securities less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See "Plan of Distribution" for indemnification arrangements for agents, dealers and underwriters.

                                ---------------
 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMIS-
       SION PASSED UPON  THE ACCURACY  OR ADEQUACY  OF THIS PROSPECTUS.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------

              The date of this Prospectus is April 23, 1998

                             AVAILABLE INFORMATION

  The Trusts and the Company have filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), a combined registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") relating to the Debt Securities, the Subordinated Deferrable Interest Debentures, the Equity Securities, the Trust Preferred Securities and the Trust Preferred Securities Guarantees.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy statements, information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of fees prescribed by the Commission. The Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. Reports, proxy statements, information statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc. located at 20 Broad Street, New York, New York 10005.

  This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement"), of which this Prospectus is a part, which Coastal has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Statements contained herein concerning the provisions of any contract or other document are necessarily summaries of such contracts or documents, and each statement is qualified in its entirety by reference to the copy of the applicable contract or document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission and may be obtained, upon payment of fees prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

  No separate financial statements of the Trusts have been included herein. The Company does not believe that such financial statements would be material to holders of the Trust Preferred Securities because (i) all of the voting securities of the Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trusts have no independent operations and exist for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the applicable Trust and investing the proceeds thereof in the Subordinated Deferrable Interest Debentures issued by the Company and (iii) the obligations of the Trusts under the Trust Securities are fully and unconditionally guaranteed by the Company to the extent that the Trust has funds available to meet such obligations. See "The Trusts," "Description of the Trust Preferred Securities," "Description of the Trust Preferred Securities Guarantees" and "Description of the Subordinated Deferrable Interest Debentures." The Trusts intend to not file separate reports under the Exchange Act but must apply for and be granted relief by the Commission to avoid the requirement to file such reports.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  Coastal hereby incorporates in this Prospectus by reference its Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 Annual Report"), which has been filed with the Commission pursuant to the Exchange Act (File No. 1-7176).

  All reports and any definitive proxy or information statements filed by Coastal pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Any person, including any beneficial owner, receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Such requests should be directed to The Coastal Corporation, Coastal Tower, Nine Greenway Plaza, Houston, Texas 77046-0995, Attention:
Corporate Secretary, telephone number: (713) 877-1400.

                                  THE COMPANY

  Coastal, acting through its subsidiaries, is a diversified energy holding company with subsidiary operations in natural gas gathering, marketing, processing, storage and transmission; petroleum refining, marketing and distribution and chemicals; gas and oil exploration and production; coal mining; and power. The Company was incorporated under the laws of Delaware in 1972 to become the successor parent, through a corporate restructuring, of a corporate enterprise founded in 1955. The Company's principal office is located at Coastal Tower, Nine Greenway Plaza, Houston, Texas 77046-0995 (telephone number (713) 877-1400).

                                  THE TRUSTS

  Each of Coastal Finance I and Coastal Finance II is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust, executed by the Company, as sponsor for such trust (the "Sponsor"), and the Trustees (as defined herein) as of that date of such trust and (ii) the filing of a separate certificate of trust with the Delaware Secretary of State. The declaration of trust of each Trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each Trust exists for the exclusive purposes of (i) issuing and selling the Trust Preferred Securities representing preferred undivided beneficial interests in the assets of such Trust and Trust Common Securities representing common undivided beneficial interests in the assets of such Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds of the Trust Securities in a series of Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Trust Common Securities will be directly or indirectly owned by the Company. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that upon an event of default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. The Company will, directly or indirectly, acquire Trust Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each Trust. Each Trust has a term of approximately 55 years, but may earlier terminate as provided in the applicable Declaration. Each Trust's business and affairs will be conducted by the trustees (the "Trustees") appointed by the Company, as the direct or indirect holder of all the Trust Common Securities. The holder of the Trust Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of a Trust. The duties and obligations of such Trustees shall be governed by the Declaration of such Trust, the Trust Indenture Act and the Trust Act. A majority of the Trustees (the "Regular Trustees") of each Trust will be persons who are employees or officers of or affiliated with the Company. One Trustee of each Trust will be a financial institution which will be unaffiliated with the Company and which shall act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939 (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, another Trustee of each Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees, expenses, debts and obligations (other than the Trust Securities) related to the Trusts and the offering of Trust Securities. The office of the Delaware Trustee for each Trust in the State of Delaware is The Bank of New York (Delaware) 400 White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of each Trust shall be c/o The Coastal Corporation, Coastal Tower, Nine Greenway Plaza, Houston, Texas 77046-0995 (telephone number (713) 877-1400).

                                USE OF PROCEEDS

  Except as otherwise provided in an applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used to repay short-term borrowings and for the repayment of borrowings under various credit agreements, including short-term borrowings and credit agreements of subsidiaries, and for other general corporate purposes. Prior to such uses, the net proceeds from the sale of Securities will be invested in certificates of deposit or other highly liquid investments with short-term maturities.

               ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES

  The financial statements of each Trust that has issued Trust Securities will be consolidated with the Company's financial statements, with the Trust Preferred Securities of each Trust shown on the Company's consolidated financial statements as Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debt securities of the Company. The Company's financial statements will include a footnote that discloses, among other things, that the sole asset of each Trust included therein consists of Subordinated Deferrable Interest Debentures of the Company, and will specify the designation, principal amount, interest rate and maturity date of such Subordinated Deferrable Interest Debentures.

 RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

  A description of the Company's ratio of earnings to fixed charges or earnings to combined fixed charges and preferred stock dividends, as applicable, on a consolidated basis, will appear in an applicable Prospectus Supplement.

                        DESCRIPTION OF DEBT SECURITIES

  Debt Securities may be issued from time to time under one or more indentures, each dated as of a date on or prior to the issuance of the Debt Securities to which it relates. Senior Debt Securities and Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee"), and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "Indenture" and collectively as the "Indentures." Each Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Indenture, including the definitions therein of certain terms and those terms made part of such Indenture by reference to the TIA, as in effect on the date of such Indenture, and to such Debt Securities. Certain capitalized terms used below and not defined have the respective meanings assigned to them in the applicable Indenture.

TERMS

  The Debt Securities will be unsecured obligations of the Company. The Indebtedness represented by (i) Senior Debt Securities will rank pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of the Company and (ii) Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company. See "--Ranking of Debt Securities." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in such Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable U.S. Federal income tax considerations. Accordingly, for a description of the terms of any Series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

  Each Indenture will provide for the issuance by the Company from time to time of its Debt Securities in one or more Series. The aggregate principal amount of Debt Securities which may be issued under each Indenture will be unlimited and each Indenture will set forth the specific terms of any Series of Debt Securities or provide that such terms shall be set forth in, or determined pursuant to, an Authorizing Resolution and/or a supplemental indenture, if any, relating to such Series.

  The specific terms of each Series of Debt Securities will be set forth in the applicable Prospectus Supplement relating thereto, including the following, as applicable:

    1. the title of such Debt Securities and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

    2. the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    3. the price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or, if applicable, the portion of the principal amount of such Debt Securities that is convertible into Common Stock or the method by which any such portion shall be determined;

    4. if convertible into Common Stock, the terms on which such Debt Securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such shares of Common Stock for purposes of conversion;

    5. the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable and, if applicable, the terms on which such maturity may be extended;

    6. the rate or rates (which may be fixed or floating), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    7. the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    8. the place or places where the principal of and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

    9. the period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

    10. the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any Sinking Fund (as defined in the applicable Indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

    11. if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    12. whether the amount of payments of principal of or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

    13. whether the principal of or interest, if any, on the Debt Securities of the Series are to be payable, at the election of the Company or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

    14. provisions, if any, granting special rights to the holders of Debt Securities of the Series upon the occurrence of such events as may be specified;

    15. any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to Debt Securities of the Series, whether or not such Events of Default (as defined below) or covenants are consistent with the Events of Default or covenants described herein;

    16. whether Debt Securities of the Series are to be issuable initially in temporary global form and whether any Debt Securities of the Series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for Debt Securities of such Series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable Indenture, and, if Debt Securities of the Series are to be issuable as a Global Security (as defined below), the identity of the depository for such Series;

    17. the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable Indenture to the Debt Securities of the Series; and

    18. any other terms of the Series (which terms shall not be inconsistent with the provisions of the Indenture under which the Debt Securities are issued).

  If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. Federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as may be set forth in the applicable Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur Indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company or in the event of a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of each Series will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof, or in such other currencies or denominations as may be set forth in the applicable Indenture or specified in, or pursuant to, an Authorizing Resolution and/or supplemental indenture, if any, relating to such Series of Debt Securities.

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of and interest, if any, on any Series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities.

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any Series will be exchangeable for any authorized denomination of other Debt Securities of the same Series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the Trustee or at the office of any registrar designated by the Company for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any Series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the Trustee or at the office of any registrar designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. The Company may act as registrar and may change any registrar without notice.

CERTAIN COVENANTS

  The applicable Prospectus Supplement will describe any material covenants in respect of a Series of Debt Securities that are not described in this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, Senior Debt Securities will include the covenants described below.

 Definitions

  "Attributable Debt" will mean, with respect to any Sale and Leaseback Transaction as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the Company, be extended).

  "Consolidated Net Tangible Assets" will mean the total assets appearing on a consolidated balance sheet of the Company and its Subsidiaries, less, without duplication: (i) current liabilities; (ii) reserves for estimated rate refunds pending the outcome of a rate proceeding to the extent such refunds have not been finally determined; (iii) all intangible assets; and (iv) deferred income tax assets.

  "Funded Debt" will mean all Indebtedness maturing one year or more from the date of the creation thereof, all Indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more, even though such Indebtedness may also conform to the definition of Short-Term Borrowing (as defined in the applicable Indenture).

  "Indebtedness" will mean (i) any liability of any person (a) for borrowed money, (b) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets (other than inventory or similar property acquired in the ordinary course of business), including securities, or (c) for the payment of money relating to a Capitalized Lease Obligation (as defined in the applicable Indenture); (ii) any guarantee by any person of any liability of others described in the preceding clause (i); and (iii) any amendment, renewal, extension or refunding of any liability of the types referred to in clauses
(i) and (ii) above.

  "Lien" will mean any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind.

  "Principal Domestic Property of the Company" will mean any property, plant, equipment or facility of the Company which is located in the United States or any territory or political subdivision thereof, except any property which the Board of Directors or management of the Company shall determine to be not material to the business or operations of the Company and its Subsidiaries, taken as a whole.

  "Sale and Leaseback Transaction" will have the meaning set forth in the "Restrictions on Sales and Leasebacks" covenant described below.

  "Significant Subsidiary" will mean a Subsidiary, including its Subsidiaries, which meets any of the following conditions:

    (a) the Company's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of any two of the three most recently completed fiscal years;

    (b) the Company's and its other Subsidiaries' proportionate share of the total assets of the Subsidiary exceeds 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of any two of the three most recently completed fiscal years; or

    (c) the Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of the Company and its Subsidiaries consolidated as of the end of any two of the three most recently completed fiscal years.

  "Stated Maturity" when used with respect to any security or any installment of interest thereon will mean the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

  "Subsidiary" will mean (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by the Company, by the Company and a Subsidiary (or Subsidiaries) of the Company or by a Subsidiary (or Subsidiaries) of the Company or (ii) any person (other than a corporation) in which the Company, a Subsidiary (or Subsidiaries) of the

Company or the Company and a Subsidiary (or Subsidiaries) of the Company, directly or indirectly, at the date of determination thereof has at least majority ownership interest; provided, however, that no corporation shall be deemed a Subsidiary until the Company, a Subsidiary (or Subsidiaries) of the Company or the Company and a Subsidiary (or Subsidiaries) of the Company acquires more than 50% of the outstanding voting stock thereof and has elected a majority of its board of directors.

 Restrictions on Liens

  The Company will not incur, create, assume or otherwise become liable with respect to any Indebtedness secured by a Lien, or guarantee any Indebtedness with a guarantee which is secured by a Lien, on any Principal Domestic Property of the Company or any shares of stock or Indebtedness of any Significant Subsidiary, without effectively providing that the Debt Securities of each Series (together with, if the Company shall so determine, any other Indebtedness of the Company then existing or thereafter created ranking equally with the Debt Securities of each Series) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured Indebtedness, so long as such secured Indebtedness shall be so secured; provided, however, that this covenant will not apply to Indebtedness secured by: (a) Liens existing on the date of the Indenture; (b) Liens in favor of governmental bodies to secure progress, advance or other payments; (c) Liens existing on property, shares of stock or Indebtedness at the time of acquisition thereof (including acquisition through lease, merger or consolidation) or Liens to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof or to secure any Indebtedness incurred prior to, at the time of, or within 360 days after the later of the acquisition, completion of such construction, installation, renovation, improvement or development or the commencement of full operation of such property or within 360 days after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price thereof; (d) Liens securing Indebtedness in an aggregate amount which, at the time of incurrence and together with all outstanding Attributable Debt in respect of Sale and Leaseback Transactions permitted by clause (y) in the "Restrictions on Sales and Leasebacks" covenant, does not exceed ten percent of the Consolidated Net Tangible Assets of the Company; (e) Liens securing Indebtedness other than Funded Debt; and (f) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (a) through (e) inclusive; provided that such extension, renewal or replacement of such Lien is limited to all or any part of the same property, shares of stock or Indebtedness that secured the Lien extended, renewed or replaced (plus improvements on such property), and that such secured Indebtedness at such time is not increased.

 Restrictions on Sales and Leasebacks

  The Company will not sell or transfer any Principal Domestic Property of the Company, with the Company taking back a lease of such Principal Domestic Property of the Company (a "Sale and Leaseback Transaction"), unless (i) such Principal Domestic Property of the Company is sold within 360 days from the date of acquisition of such Principal Domestic Property of the Company or the date of the completion of construction or commencement of full operations of such Principal Domestic Property of the Company, whichever is later, or (ii) the Company, within 120 days after such sale, applies or causes to be applied to the retirement of Funded Debt of the Company or any Subsidiary (other than Funded Debt of the Company which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the Debt Securities of each Series) an amount not less than the greater of (A) the net proceeds of the sale of such Principal Domestic Property of the Company or (B) the fair value (as determined in any manner approved by the Board of Directors) of such Principal Domestic Property of the Company. The provisions of this covenant shall not prevent a Sale and Leaseback Transaction (x) if the lease entered into by the Company in connection therewith is for a period, including renewals, of not more than 36 months or (y) if the Company would, at the time of entering into such Sale and Leaseback Transaction, be entitled, without equally and ratably securing the Debt Securities, to create or assume a Lien on such Principal Domestic Property of the Company securing Indebtedness in an amount at least equal to the Attributable Debt in respect of such Sale and Leaseback Transaction pursuant to clause (d) above in the "Restrictions on Liens" covenant.

MERGER, CONSOLIDATION OR SALE OF ASSETS

  The Company shall not consolidate with or merge with or into any other corporation or transfer all or substantially all of its property and assets as an entirety to any person, unless (i) either the Company shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company as an entirety are transferred is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia which expressly assumes all of the obligations of the Company under each Series of Debt Securities and the Indenture with respect to each such Series and (ii) immediately before and immediately after giving effect to such transaction, no Event of Default and no event which, after notice or passage of time or both, would become an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, any Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or any other Subsidiary or Subsidiaries.

RANKING OF DEBT SECURITIES

 Senior Debt Securities

  The Senior Debt Securities will constitute unsecured senior obligations of the Company and will rank pari passu in right of payment with all other Senior Indebtedness (as defined below) of the Company. However, the Senior Debt Securities will be effectively subordinated in right of payment to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness and will be effectively subordinated to all indebtedness of the Company's Subsidiaries and all mandatory redemption preferred stock of the Company's Subsidiaries. Except as otherwise set forth in the applicable Senior Indenture or specified in an Authorizing Resolution and/or supplemental indenture, if any, relating to a Series of Senior Debt Securities to be issued, there will be no limitations in any Senior Indenture on the amount of additional Indebtedness which may rank pari passu with the Senior Debt Securities or on the amount of Indebtedness, secured or otherwise, which may be incurred or preferred stock which may be issued by any of the Company's Subsidiaries; provided, however, that the incurrence of secured Indebtedness by the Company is subject to the limitations set forth in the "Restrictions on Liens" covenant.

 Subordinated Debt Securities

  The Subordinated Debt Securities will constitute unsecured obligations of the Company. Unless otherwise provided in the applicable Prospectus Supplement, the payment of principal of, interest on and all other amounts owing in respect of the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all Senior Indebtedness of the Company. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due upon all Senior Indebtedness shall first be paid in full in cash, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the Subordinated Debt Securities, or for the acquisition of any of the Subordinated Debt Securities for cash, property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Indebtedness, no payment of any kind or character shall be made by or on behalf of the Company or any other person on its or their behalf with respect to any principal of, interest on or other amounts owing in respect of the Subordinated Debt Securities or to acquire any of the Subordinated Debt Securities for cash, property or otherwise.

  In addition, if any other event of default occurs and is continuing with respect to any Senior Indebtedness, as such event of default is defined in the instrument creating or evidencing such Senior Indebtedness, permitting the holders of such Senior Indebtedness then outstanding to accelerate the maturity thereof and if the Representative (as defined in the applicable Indenture) for the respective issue of Senior Indebtedness gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Senior Indebtedness terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other person on its behalf shall (x) make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the Subordinated Debt Securities or (y) acquire any of the Subordinated Debt Securities for cash, property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Subordinated Debt Securities was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Senior Indebtedness shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Senior Indebtedness whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

  The Subordinated Indentures will not restrict the amount of Senior Indebtedness or other Indebtedness of the Company or any Subsidiary. As a result of the foregoing provisions, in the event of the Company's insolvency, holders of the Subordinated Debt Securities may recover ratably less than general creditors of the Company.

  "Senior Indebtedness" will be defined in each Subordinated Indenture as Indebtedness of the Company, whether outstanding on the date of issue of any Subordinated Debt Securities or thereafter created, incurred, assumed or guaranteed by the Company, other than the following: (i) any Indebtedness as to which, by the terms of the instrument creating or evidencing such Indebtedness, it is expressly provided that such Indebtedness is subordinated in right of payment to all Indebtedness of the Company not expressly subordinated to such Indebtedness, (ii) any Indebtedness which, by its terms, expressly refers to the Subordinated Debt Securities and states that such Indebtedness shall not be senior, shall be pari passu or shall be subordinated in right of payment to the Subordinated Debt Securities, (iii) the Subordinated Debt Securities of the same or another Series and (iv) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods, materials and services purchased in the ordinary course of business.

DISCHARGE

  Unless otherwise provided in the applicable Prospectus Supplement, the Company generally may terminate its obligations under any Series of Debt Securities and the Indenture with respect to such Series, at any time, (a) by delivering all outstanding Debt Securities of such Series to the Trustee for cancellation and paying all sums payable by it under such Debt Securities and the Indenture with respect to such Series or (b) after giving notice to the Trustee of its intention to defease all of the Debt Securities of such Series, by irrevocably depositing with the Trustee or a paying agent (other than the Company or a Subsidiary) (i) in the case of any Debt Securities of any Series denominated in U.S. dollars, cash or U.S. Government Obligations sufficient to pay all principal of and interest on such Debt Securities and (ii) in the case of any Debt Securities of any Series denominated in any currency other than U.S. dollars, an amount of the Required Currency sufficient to pay all principal of and interest on such Debt Securities; provided, however, that if such irrevocable deposit pursuant to (b) above is made on or prior to one year from the Stated Maturity for payment of principal of such Series of Debt Securities, the Company shall have delivered to the Trustee either an opinion of counsel with no material qualifications or a favorable ruling of the Internal Revenue Service, in either case to the effect that holders of such Debt Securities (i) will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit (and the defeasance contemplated in connection therewith) and (ii) will be subject to Federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred.

MODIFICATION AND WAIVER

  Modification and amendment of an Indenture will be permitted to be made by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of all Series affected thereby (voting as a single class); provided, however, that such modification or amendment may not, without the consent of each holder of the Debt Securities affected thereby, (i) change the Stated Maturity of the principal of or any installment of interest with respect to the Debt Securities; (ii) reduce the principal amount of, or the rate of interest on, the Debt Securities; (iii) change the currency of payment of principal of or interest on the Debt Securities; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Debt Securities; (v) reduce the above-stated percentage of holders of the Debt Securities of any Series necessary to modify or amend the Indenture relating to such Series;
(vi) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive any covenant or past default; (vii) in the case of any Subordinated Indenture, modify the subordination provisions thereof in a manner adverse to the holders of Subordinated Debt Securities of any Series then outstanding; or (viii) in the case of any convertible Debt Securities, adversely affect the right to convert the Debt Securities into Common Stock in accordance with the provisions of the applicable Indenture. Holders of not less than a majority in principal amount of the outstanding Debt Securities of all Series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by the Company with any provision of the Indenture relating to such Debt Securities (subject to the immediately preceding sentence); provided, however, that, (i) without the consent of each holder of Debt Securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any Debt Security and (ii) only the holders of a majority in principal amount of Debt Securities of a particular Series may waive compliance with a provision of the Indenture relating to such Series or the Debt Securities of such Series having applicability solely to such Series.

EVENTS OF DEFAULT AND NOTICE THEREOF

  Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any Series of Debt Securities issued thereunder: (i) failure of the Company to pay interest on any Debt Securities of such Series within 30 days of when due or principal of any Debt Securities of such Series when due (including any Sinking Fund installment); (ii) failure to perform any other agreement contained in the Debt Securities of such Series or the Indenture relating to such Series (other than an agreement relating solely to another Series of Debt Securities) for 60 days after notice; (iii) certain events of bankruptcy, insolvency or reorganization with respect to the Company. Additional or different Events of Default, if any, applicable to the Series of Debt Securities in respect of which this Prospectus is being delivered will be specified in the applicable Prospectus Supplement.

  Each Indenture will provide that the Trustee under such Indenture shall, within 75 days after the occurrence of any default (the term "default" to include the events specified above without grace or notice) with respect to any Series of Debt Securities actually known to it, give to the holders of such Debt Securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the Debt Securities of such Series or in the payment of any Sinking Fund installment, the Trustee for such Series shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such Debt Securities. Each Indenture will require the Company to certify to the Trustee under such Indenture quarterly as to whether any default exists.

  In case an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) with respect to any Series of Debt Securities shall occur and be continuing, the Trustee for such

Series or the holders of at least 25% in aggregate principal amount of the Debt Securities of such Series then outstanding, by notice in writing to the Company (and to the Trustee for such Series if given by the holders of the Debt Securities of such Series), will be entitled to declare all unpaid principal of and accrued interest on such Debt Securities then outstanding to be due and payable immediately. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, all unpaid principal of and accrued interest on all Debt Securities of such Series then outstanding shall be due and payable immediately without any declaration or other act on the part of the Trustee for such Series or the holders of any Debt Securities of such Series. Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the Debt Securities of such Series) may be waived by the holders of a majority in principal amount of the Debt Securities of such Series then outstanding upon the conditions provided in the applicable Indenture.

  Each Indenture will provide that no holder of the Debt Securities of any Series issued thereunder may pursue any remedy under such Indenture unless the Trustee for such Series shall have failed to act after, among other things, notice of an Event of Default and request by holders of at least 25% in principal amount of the Debt Securities of such Series of which the Event of Default has occurred and the offer to the Trustee for such Series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such Debt Securities.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which the Debt Securities of any Series will be convertible into Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such Series of Debt Securities or at the option of the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Series of Debt Securities.

THE TRUSTEE

  The Trustee for each Series of Debt Securities will be The Bank of New York. Each Indenture will contain certain limitations on a right of the Trustee thereunder, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

  The holders of a majority in principal amount of all outstanding Debt Securities of a Series (or if more than one Series is affected thereby, of all Series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for such Series or all such Series so affected.

  In case an Event of Default shall occur (and shall not be cured) under any Indenture relating to a Series of Debt Securities and is actually known to a responsible officer of the Trustee for such Series, such Trustee shall exercise such of the rights and powers vested in it by such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders of Debt Securities unless they shall have offered to the Trustee security and indemnity satisfactory to it.

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by the laws of the State of New York.

GLOBAL SECURITIES; BOOK-ENTRY SYSTEM

  The Debt Securities of any Series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such Series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as Depository. Global Securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to any Series of Debt Securities will be described in the Prospectus Supplement relating to such Series. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depository arrangements.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts will be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants.

  The Company expects that, pursuant to procedures established by DTC, ownership of beneficial interests in any Global Security with respect to which DTC is the Depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Participants relating to beneficial ownership interests in the Debt Securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

  So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Beneficial owners of Debt Securities evidenced by a Global Security will not be considered the owners or holders thereof under the applicable Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Security with respect to which DTC is the Depository must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a holder under the applicable Indenture. The Company understands that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

  Payments of principal of, and any interest on, individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to or at the direction of the Depository or its nominee, as the case may be, as the registered owner of the Global Security under the applicable Indenture. Under the terms of the applicable Indenture, the Company and the Trustee may treat the persons in whose name Debt Securities, including a Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debt Securities (including principal and interest). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such Participants. Redemption notices with respect to any Debt Securities represented by a Global Security will be sent to the Depository or its nominee. If less than all of the Debt Securities of any series are to be redeemed, the Company expects the Depository to determine the amount of the interest of each Participant in such Debt Securities to be redeemed to be determined by lot. None of the Company, the Trustee, any Paying Agent or the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining any records with respect thereto.

  Neither the Company nor the Trustee will be liable for any delay by the holders of a Global Security or the Depository in identifying the beneficial owners of Debt Securities and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a Global Security or the Depository for all purposes. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  If a Depository for any Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in exchange for the Global Security representing such Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

                       DESCRIPTION OF EQUITY SECURITIES

GENERAL

  The Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") provides that the aggregate number of shares of all classes of stock that the Company has authority to issue is 302,700,000 shares, consisting of 250,000,000 shares of Common Stock, 50,000,000 shares of Preferred Stock and 2,700,000 shares of Class A common stock, par value
33 1/3c per share ("Class A Common Stock").

  As of March 31, 1998, the issued and outstanding Common Stock, Class A Common Stock and Preferred Stock of the Company was as follows:

                          CLASS OF STOCK                              SHARES
                          --------------                              ------
Common Stock....................................................... 105,815,843
Class A Common Stock...............................................     362,988
Preferred Stock:
  $1.19 Cumulative Convertible Preferred Stock, Series A ("Series A
   Preferred Stock")...............................................      57,537
  $1.83 Cumulative Convertible Preferred Stock, Series B ("Series B
   Preferred Stock")...............................................      66,636
  $5.00 Cumulative Convertible Preferred Stock, Series C ("Series C
   Preferred Stock")...............................................      29,204
  $2.125 Cumulative Preferred Stock, Series H ("Series H Preferred
   Stock").........................................................   8,000,000

  All issued and outstanding shares are fully-paid and non-assessable.

PREFERRED STOCK

 Terms

  The following description of the Preferred Stock summarizes certain general terms and provisions of each series of Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of a particular series of Preferred Stock will be summarized in the Prospectus Supplement relating to such series. The summaries of the terms of the Preferred Stock below and in any Prospectus Supplement do not, and will not, purport to be complete and are subject to, and qualified in their entirety by reference to, the Company's Certificate of Incorporation and the certificate of designation establishing a series of Preferred Stock (each, a "Certificate of Designation"), each of which will be filed with the Commission at or prior to the time of the sale of such series of Preferred Stock.

  The Board of Directors is authorized to provide for issuance of the Preferred Stock of the Company from time to time, in one or more series, and to fix the dividend rate, conversion or exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and qualifications, limitations and restrictions thereof with respect to each series.

  An applicable Prospectus Supplement will set forth or describe other specific terms regarding each series of Preferred Stock offered thereby, including:

    1. the title and stated value of such Preferred Stock;

    2. the number of shares of such Preferred Stock offered, the liquidation preference per share and the initial offering price of such Preferred Stock;

    3. the dividend rate, period and/or payment date, or method of calculation thereof, applicable to such Preferred Stock;

    4. the date from which dividends on such Preferred Stock shall accumulate, if applicable;

    5. the provision for a sinking fund, if any, for such Preferred Stock;

    6. the provision for redemption, if applicable, of such Preferred Stock;

    7. any listing of such Preferred Stock on any securities exchange;

    8. the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock or exchangeable for Debt Securities, including the conversion price or exchange rate, as the case may be (or the manner of calculation thereof);

    9. a discussion of Federal tax considerations applicable to such Preferred Stock;

    10. the relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    11. any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series or Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    12. the voting powers, if any, of such Preferred Stock, in addition to those set forth below; and

    13. any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

 Dividends

  The holders of the Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of the funds of the Company legally available therefor, cash dividends at the annual rate and on such dates as shall be set forth in the Prospectus Supplement relating to such series. Each such dividend shall be paid to the holders of record of shares of such series on such record date as shall be fixed by the Board of Directors of the Company.

  If dividends are not paid in full or declared in full and a sum set apart for the payment thereof upon the Preferred Stock of a series and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other Preferred Stock ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share on the Preferred Stock of such series and any other Preferred Stock ranking on a parity as to dividends shall be in the same proportion as the amount of dividends that would be paid on all shares of Preferred Stock of such series and such other parity Preferred Stock if all such dividends (including dividends accrued or in arrears) were paid in full. Except as provided in the preceding sentence, unless full cumulative dividends on the Preferred Stock of a series have been paid or declared in full and a sum set aside for the payment thereof, no dividends shall be declared or paid or set aside for payment or other distribution made upon the Company's Common Stock, Class A Common Stock or any other class or series of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of the applicable series as to dividends or liquidation rights, nor shall any Common Stock, Class A Common Stock or any other class or series of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or liquidation rights be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock) by the Company or any subsidiary of the Company (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of the applicable series as to dividends and liquidation rights). Unless otherwise stated in the applicable Prospectus Supplement, no interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Preferred Stock of any series which may be in arrears.

  Dividends payable on the Preferred Stock of a Series for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

 Voting Rights

  The holders of the Preferred Stock shall not, except as required by law or as set forth in the applicable Prospectus Supplement, have any right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders. On any matters on which the holders of the Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

  Unless otherwise stated in the applicable Prospectus Supplement, in case at any time the equivalent of six or more full quarterly dividends (whether consecutive or not) on any series of Preferred Stock shall be in arrears, then during the period (the "Voting Period") commencing with such time and ending with the time when all arrearages in dividends on the Preferred Stock of all series shall have been paid and the full dividend on the Preferred Stock of all series for the then current quarterly dividend period shall have been paid or declared and set apart for payment, at any meeting of the stockholders of the Company held for the election of directors during the Voting Period, the holders of a majority of the outstanding shares of Preferred Stock of all series represented in person or by proxy at said meeting shall be entitled, as a class, to the exclusion of the holders of all other classes of stock of the Company, to elect two directors of the Company, each share of Preferred Stock entitling the holder thereof to one vote.

  Any director who shall have been elected by holders of Preferred Stock, or by any director so elected as herein contemplated, may be removed at any time during a Voting Period, either for or without cause, by, and only by, the affirmative votes of the holders of record of a majority of the outstanding shares of Preferred Stock of all series given at a special meeting of such stockholders called for the purpose, and any vacancy thereby created may be filled during such Voting Period by the holders of Preferred Stock of all series, present in person or represented by proxy at such meeting. Any director elected by holders of Preferred Stock, or by any director so elected as herein contemplated, who dies, resigns or otherwise ceases to be a director shall, except as otherwise provided in the preceding sentence, be replaced by the remaining director theretofore elected by the holders of Preferred Stock. At the end of the Voting Period, the holders of Preferred Stock of all series shall be automatically divested of all voting power vested in them under this provision but subject always to the subsequent vesting of voting power in the holders of Preferred Stock in the event of any similar cumulated arrearage in payment of quarterly dividends occurring thereafter. The term of all directors elected pursuant to this provision shall in all events expire at the end of the Voting Period.

  The approval of the holders of at least two-thirds of the then outstanding shares of Preferred Stock of a series will be required to amend the applicable Certificate of Designation to adversely change the preferences, special rights or powers of the Preferred Stock of such series or to authorize, create or increase the authorized amount of any class or series of capital stock of the Company ranking prior to the Preferred Stock of such series either as to dividend or liquidation rights; provided, however, that the creation or issuance of any class or series of capital stock of the Company not ranking prior to the Preferred Stock of a series as to dividend or liquidation rights shall not require the consent of the holders of the Preferred Stock of such series.

 Ranking

  The Preferred Stock to which any Prospectus Supplement may relate will rank pari passu with the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series H Preferred Stock of the Company with respect to dividend rights and liquidation preference. The Preferred Stock will rank prior to the Company's Common Stock and Class A Common Stock. Without the requisite vote of holders of the Preferred Stock, as described above under "--Voting Rights," no class or series of capital stock can be created ranking senior to the Preferred Stock as to dividend rights or liquidation preference.

 Liquidation Rights

  In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of the Preferred Stock of each series are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock, Class A Common Stock or any other class or series of capital stock of the Company (including any Preferred Stock) which is junior as to liquidation rights to the Preferred Stock of such series, liquidating distributions in the amount set forth in the applicable Prospectus Supplement, plus dividends accrued and accumulated but unpaid to the date of such distribution. If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of such series and any other Preferred Stock of the Company ranking as to any such distribution on a parity with the Preferred Stock of such series are not paid in full, the holders of the

Preferred Stock of such series and of such other Preferred Stock of the Company will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or part of the Company's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Company.

 Redemption Provisions

  The Preferred Stock of each series will have such optional or mandatory redemption terms, if any, as shall be set forth in the applicable Prospectus Supplement.

 Conversion and Exchange Rights

  The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock or exchangeable into Debt Securities will be set forth in the applicable Prospectus Supplement relating to such series of Preferred Stock. Such terms will include (i) in the case such series of Preferred Stock is convertible into Common Stock, (A) the number of shares of Common Stock into which shares of such series of Preferred Stock are convertible, (B) the conversion price (or manner of calculation thereof), (C) the conversion period, (D) provisions as to whether conversion will be at the option of the holders of such series of Preferred Stock or at the option of the Company, (E) the events requiring an adjustment of the conversion price and (F) provisions affecting conversion in the event of the redemption of such series of Preferred Stock and (ii) in the case such series of Preferred Stock is exchangeable into Debt Securities, (A) the principal amount of Debt Securities into which shares of such series of Preferred Stock are exchangeable, (B) the exchange period and (C) provisions as to whether exchange will be at the option of the holders of such series of Preferred Stock or at the option of the Company.

 Miscellaneous

  The Preferred Stock will have no preemptive rights. All of the Preferred Stock, upon payment in full therefor, will be fully paid and nonassessable.

COMMON STOCK AND CLASS A COMMON STOCK

 Dividends

  Subject to the preferential rights of the holders of Preferred Stock, all issued and outstanding shares of Common Stock are entitled to participate equally in dividends when, as and if declared by the Board of Directors of the Company out of funds legally available for such purposes. The Directors of the Company may declare and pay dividends upon the shares of its capital stock either out of surplus or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, subject to the restrictions contained in certain agreements.

  The Board of Directors may fix, in advance, a date as the record date for purposes of determining stockholders entitled to receive dividends. Such date may not be more than 60 days prior to the payment of such dividends; however, if no record date is fixed by the Board of Directors, the record date will be at the close of business on the day which the Board of Directors adopts the resolution relating to the dividend.

 Meetings of Stockholders

  A meeting of the stockholders of the Company for the election of Directors and for the transaction of any other business of the Company as may lawfully come before the meeting is held annually at a date, time and place designated by the Board of Directors.

  In addition, a special meeting of the stockholders of the Company may be called by the Board of Directors, the Chairman of the Board or the President at any time. The Certificate of Incorporation provides that any action required or permitted to be taken at a meeting of stockholders may be taken only at a meeting of stockholders.

 Voting Rights

  A majority of the voting power of all outstanding shares of the Company entitled to vote at a meeting of stockholders constitutes a quorum. Except as otherwise provided by law or by the Certificate of Incorporation or the By-laws of the Company, a resolution can be adopted at a meeting provided a quorum is present.

  The holders of Common Stock are entitled to one vote per share on all matters upon which stockholders generally have the right to vote, while holders of Class A Common Stock are entitled to 100 votes per share on all matters on which such holders have the right to vote. All shares presently outstanding are fully paid and nonassessable.

  The shares of Common Stock do not have cumulative voting rights. At every meeting of the stockholders called for the election of directors, the holders of Common Stock, voting as a class with the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any other Series of Preferred Stock generally entitled to vote therefor (collectively, the "Voting Preferred"), shall be entitled to elect one-quarter of the number of directors to be elected at such meeting, and if one-quarter of such number of directors is not a whole number, then the holders of Common Stock, voting as a class with the holders of Voting Preferred Stock, shall be entitled to elect the next higher whole number of directors to be elected at such meeting, and the holders of Class A Common Stock shall have no voting rights with respect to the election of such directors. The holders of Class A Common Stock, Common Stock and Voting Preferred Stock, voting as a single class, shall be entitled to elect the remaining directors to be elected at such meeting. If, during the interval between annual meetings of stockholders for the election of directors, the number of directors who have been elected by either the holders of Common Stock voting as a class with the holders of Voting Preferred Stock or by the holders of Class A Common Stock, Common Stock and Voting Preferred Stock, shall, by reason of resignation, death, retirement, disqualification or removal, be reduced, the vacancy or vacancies in the directors so created may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected by the remaining directors then in office to fill any vacancy in the directorships designated by the holders of Common Stock and Voting Preferred Stock may be removed from office by vote of the holders of a majority of the shares of Common Stock voting as a class with the holders of Voting Preferred Stock.

  Notice of a stockholders' meeting, stating the place, date, time and the purpose thereof, must be delivered either personally or by mail to each stockholder at his address as it appears on the books of the Company unless otherwise provided by law or the Certificate of Incorporation at least 10 days but not more than 50 days prior to the date set for the meeting. Stockholders may exercise their voting rights through proxies as provided in the By-laws.

 Provisions Relating to Control of the Company

  The Class A Common Stock carries certain rights, and the Certificate of Incorporation of the Company contains certain provisions, which affect the control of the Company, and are described below.

 (i) Class A Common Stock

  The Class A Common Stock is non-transferable. Each share of Class A Common Stock carries the right to exercise 100 votes and may be converted into one share of Common Stock. The Board of Directors may declare and pay dividends in respect of the Class A Common Stock provided that a greater dividend is, at the same time, declared and paid in respect of the Common Stock.

  As conversions into shares of Common Stock carrying only one vote per share occur and the amount of outstanding Class A Common Stock is accordingly reduced, the voting power attaching to the Class A Common

Stock will become consolidated in the hands of those who continue to hold such stock and effectively strengthen their ability to influence the composition of the Board of Directors (subject always to the right of the holders of Common Stock and Voting Preferred Stock entitled to vote to elect one-quarter of the total number of directors).

 (ii) Board of Directors

  (a) The Certificate of Incorporation of the Company provides for a Board of Directors consisting of a minimum of three and a maximum of eighteen directors to be divided into three classes (with each of the three classes required to be as nearly equal as possible) serving staggered three-year terms. The effect of this provision is that, at each annual meeting of the Company, approximately one-third of the Board of Directors is elected to succeed those whose terms expire. The total number of directors and the number of directors constituting each class may be varied, from time to time, by the Board of Directors within the authorized limits.

  (b) Notwithstanding that the maximum of directors is established at eighteen, the rights of any holders of Preferred Stock or any other class or series of stock (other than Common Stock) to elect a specified number of directors, are governed by the terms of the Certificate of Incorporation applicable thereto, and such directors shall not be classified as described above unless so provided.

  (c) The directors are also empowered to fill casual vacancies occurring on the Board. Any director so appointed by the Board would hold office for the unexpired portion of the term of the director whose place he or she had taken. Where the Board appoints a director to fill a newly created directorship resulting from an increase in the number of directors, that director would hold office until the next election of the class for which he or she was chosen. If the size of the Board was increased, the additional director or directors would be apportioned among the three classes to make all classes as nearly equal as possible.

  (d) No person (except a person nominated by or on behalf of the Board) is eligible for election as a director at any annual or special meeting of stockholders unless a written request that such person's name be placed in nomination is received from a stockholder of record by the Secretary of the Company not less than 30 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director.

 (iii) Meetings of Stockholders

  Stockholder action may be taken only at a stockholders' meeting. Coastal's stockholders do not have the power to call a special meeting and it may therefore be more difficult for stockholders to take action opposed by the Board of Directors. This may have the effect of deterring persons from seeking to acquire substantial stock positions in or control of the Company, including an attempt to acquire control of the Company made in response to any attempt by the Company to acquire securities of, or control of, another corporation.

 (iv) Business Combinations

  The approval of the holders of 85% of the voting power of the outstanding shares of stock of the Company is required, in certain circumstances, for the adoption or authorization of a business combination with any controlling company (being an entity which either owns, or is controlled by any entity which owns, 20% of the voting power of the outstanding shares of Coastal's stock). Delaware law provides that, unless the certificate of incorporation specifies otherwise, the votes of the holders of a majority of the outstanding voting stock are sufficient to approve a business combination.

  A proposed business combination will not have to meet the 85% vote requirement where certain fair price and other procedural requirements are satisfied. These requirements are designed to ensure that the cash or market value of any other consideration to be received by Coastal's stockholders in such business combination is fair, to preserve the rights of the public stockholders of Coastal by ensuring that appropriate representation on the Board of Directors of the Company will be maintained, to keep public stockholders fully informed as to the advisability of the proposed business combination and to ensure that there is no major change in the business or capital structure of the Company and no reduction in the rate of dividends payable on the Company's stock without the approval of the Board of Directors.

 Pre-emptive Rights

  Neither stockholders nor any other person have any pre-emptive subscription rights.

 Liquidation, Dissolution and Reorganization

  All shares of Common Stock and Class A Common Stock rank equally upon liquidation or dissolution of the Company, after payment of all debts and expenses and satisfaction of the interests of the holders of any shares of Preferred Stock of the Company then outstanding.

  The Certificate of Incorporation provides that if a majority in number representing three-fourths in value of the creditors or class or creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company at a meeting properly called by a Delaware court, such action, if sanctioned by the court will be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company as the case may be and also on the Company.

 Transferability of Shares of Common Stock and Class A Common Stock

  There are no restrictions in the Certificate of Incorporation or By-Laws of the Company on the transferability of shares of Common Stock. Shares of Class A Common Stock are not transferable and upon any attempted transfer or upon death of the holder thereof are automatically converted into shares of Common Stock.

                     DESCRIPTION OF COMMON STOCK WARRANTS

  The Company may issue Common Stock Warrants which may be issued independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in the applicable Prospectus Supplement. The Warrant Agent will act solely as an agent of the Company in connection with the certificates representing the Common Stock Warrants (the "Common Stock Warrant Certificates") and will not assume any obligation or relationship of agency or trust for or with any holders of Common Stock Warrant Certificates or beneficial owners of Common Stock Warrants. The Warrant Agreement, including the form of Common Stock Warrant Certificate representing each series of Common Stock Warrants, will be filed with the Commission at or prior to the time of sale of any such series of Common Stock Warrants. The following summaries of certain provisions of the Warrant Agreement and Common Stock Warrant Certificate do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement relating to, and the Common Stock Warrant Certificate representing, a Series of Common Stock Warrants.

GENERAL

  An applicable Prospectus Supplement will set forth and describe other specific terms regarding each series of Common Stock Warrants offered hereby, including:

    1. the offering price;

    2. the number of shares of Common Stock purchasable upon exercise of each such Common Stock Warrant and the price at which such number of shares of Common Stock may be purchased upon such exercise;

    3. the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); and

    4. any other terms of such Common Stock Warrants (and the applicable Prospectus Supplement may state that any of the terms set forth herein are inapplicable to such series).

  Common Stock Warrants for the purchase of Common Stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

  Common Stock Warrant Certificates may be exchanged for new Common Stock Warrant Certificates of different denominations, may be presented for registration or transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Common Stock Warrants, holders of such Common Stock Warrants will not have any rights of holders of the Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF COMMON STOCK WARRANTS

  Each Common Stock Warrant will entitle the holder thereof to purchase such shares of Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Common Stock Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company) unexercised Common Stock Warrants will become void.

  Common Stock Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Common Stock purchasable upon such exercise, together with certain information set forth on the reverse side of the Common Stock Warrant Certificate. Upon receipt of such payment and the Common Stock Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Common Stock purchasable upon such exercise. If fewer than all of the Common Stock Warrants represented by such Common Stock Warrant Certificate are exercised, a new Common Stock Warrant Certificate will be issued for the remaining amount of Common Stock Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

  The Warrant Agreement for a series of Common Stock Warrants may be amended or supplemented without the consent of the holders of the Common Stock Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Common Stock Warrants and that do not adversely affect the interests of the holders of the Common Stock Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including:
(i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock, at less than the Current Market Value (as defined in the Warrant Agreement for such series of Common Stock Warrants); and (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below).

  No adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price and exercise rate then in effect; provided, however, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; provided further, that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

  In the case of (i) a reclassification or change of the Common Stock, (ii) a consolidation or merger involving the Company or (iii) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of the Company's Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to convert such Common Stock Warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Common Stock Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

  Each Trust may issue only one series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Trust authorizes the Regular Trustees of such Trust to issue on behalf of such Trust one series of Trust Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in each Declaration or made part of each Declaration by the Trust Indenture Act and the Trust Act. Reference is made to the Prospectus Supplement relating to the Trust Preferred Securities of a Trust for specific terms, including (i) the distinctive designation of such Trust Preferred Securities; (ii) the number of Trust Preferred Securities issued by such Trust; (iii) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities issued by such Trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Trust Preferred Securities shall be payable on a quarterly basis to holders of such Preferred Securities as of a record date in each quarter during which such Trust Preferred Securities are outstanding; (iv) whether distributions on Trust Preferred Securities issued by such Trust shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities issued by such Trust shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such Trust to purchase or redeem Trust Preferred Securities issued by such Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Trust Preferred Securities issued by such Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vi) the voting rights, if any, of Trust Preferred Securities issued by such Trust in addition to those required by law, including any requirement for the approval by the holders of Trust Preferred Securities, or of Trust Preferred Securities issued by one or more Trusts, or of both, as a condition to specified action or amendments to the Declaration of such Trust; and (vii) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by such Trust not inconsistent with the Declaration of such Trust or with applicable law. All Trust Preferred Securities offered hereby will be guaranteed by the Company as described under "Description of the Trust Preferred Securities Guarantees" below. Any applicable United States federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

  In connection with the issuance of Trust Preferred Securities, each Trust will issue one series of Trust Common Securities. The Declaration of each Trust authorizes the Regular Trustees of such Trust to issue on behalf of such Trust one series of Trust Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities issued by a Trust will be substantially identical to the terms of the Trust Preferred Securities issued by such Trust and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. All of the Trust Common Securities of a Trust will be directly or indirectly owned by the Company.

           DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

  Set forth below is a summary of information concerning the Trust Preferred Securities Guarantees which will be executed and delivered by the Company for the benefit of the holders from time to time of Trust Preferred Securities. Each Trust Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under each Trust Preferred Securities Guarantee (the "Preferred Guarantee Trustee"). The terms of each Preferred Securities Guarantee will be those set forth in such Trust Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Trust Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of the applicable Trust.

GENERAL

  Pursuant to each Trust Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree to pay in full, to the holders of the Trust Preferred Securities issued by a Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such Trust), as and when due, regardless of any defense, right to set-off or counterclaim which such Trust may have or assert. The following payments with respect to Preferred Securities issued by a Trust, to the extent not paid by such Trust (the "Guarantee Payments"), will be subject to the Trust Preferred Securities Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Trust Preferred Securities, to the extent such Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid distributions to the redemption date (the "Redemption Price"), to the extent such Trust has funds available therefor, with respect to any Preferred Securities called for redemption by such Trust and (iii) upon a voluntary or involuntary termination, dissolution or winding-up of such Trust (other than in connection with the distribution of Subordinated Deferrable Interest Debentures to the holders of Trust Preferred Securities in exchange for their Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment and (b) the amount of assets of such Trust remaining available for distribution to holders of such Trust Preferred Securities in liquidation of such Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the applicable Trust to pay such amounts to such holders.

  Each Trust Preferred Securities Guarantee will be a full and unconditional guarantee with respect to the Trust Preferred Securities issued by the applicable Trust from the time of issuance of such Trust Preferred Securities, but will not apply to any payment of distributions when the Trust does not have sufficient funds available to make such payment or distributions. If the Company does not make interest payments on the Subordinated Deferrable Interest Debentures purchased by a Trust, such Trust will not pay distributions on the Trust Preferred Securities issued by such Trust and will not have funds available therefor. See "Description of the Subordinated Deferrable Interest Debentures--Certain Covenants."

  The Company has also agreed separately to guarantee the obligations of the Trusts with respect to the Trust Common Securities (the "Trust Common Securities Guarantees") to the same extent as the Trust Preferred Securities Guarantee, except that upon the occurrence and during the continuation of an event of default under the Indenture (as hereinafter defined), holders of Trust Preferred Securities shall have priority over holders of Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

  In each Trust Preferred Securities Guarantee, the Company will covenant that, so long as any Trust Preferred Securities issued by the applicable Trust remain outstanding, if any event that would constitute an event of default shall exist under such Trust Preferred Securities Guarantee or the Declaration of such Trust, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to such Subordinated Deferrable Interest Debentures and (c) the Company shall not make any guarantee payments (other than pursuant to the Trust Preferred Security Guarantees) with respect to the foregoing. However, each Trust Preferred Security Guarantee will except from the foregoing covenant any dividend, redemption, liquidation, interest, principal or guarantee payment by the Company where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such dividend, redemption, liquidation, interest, principal or guarantee payment is being made.

MODIFICATION OF THE TRUST PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

  Except with respect to any changes which do not adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), each Trust Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities issued by the applicable Trust. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding of the applicable Trust.

TERMINATION

  Each Trust Preferred Securities Guarantee will terminate as to the Trust Preferred Securities issued by the applicable Trust upon full payment of the Redemption Price of all Trust Preferred Securities of such Trust, upon distribution of the Subordinated Deferrable Interest Debentures held by such Trust to the holders of the Trust Preferred Securities of such Trust in liquidation of such holders' interest in such Trust Preferred Securities or upon full payment of the amounts payable in accordance with the Declaration of such Trust upon liquidation of such Trust. Each Trust Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by the applicable Trust must restore payment of any sums paid under such Trust Preferred Securities or such Trust Preferred Securities Guarantee.

EVENTS OF DEFAULT

  An event of default under a Trust Preferred Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

  The holders of a majority in liquidation amount of the Trust Preferred Securities relating to such Trust Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of such Trust Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Trust Preferred Guarantee Trustee under such Trust Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce such Trust Preferred Securities Guarantee, any holder of Trust Preferred Securities relating to such Trust Preferred Securities Guarantee may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under such Trust Preferred Securities Guarantee, without first instituting a legal proceeding against the relevant Trust, the Preferred Guarantee Trustee or any other person or entity. In addition, any record holder of Trust Preferred Securities relating to such Trust Preferred Securities Guarantee shall have the right, which is absolute and unconditional, to proceed directly against the Company to obtain Guarantee Payments thereunder, without first waiting to determine if the Preferred Guarantee Trustee has enforced such Trust Preferred Security Guarantee or instituting a legal proceeding against the Trust which issued such Trust Preferred Securities, the Preferred Guarantee Trustee or any other person or entity.

STATUS OF THE TRUST PREFERRED SECURITIES GUARANTEES

  The Trust Preferred Securities Guarantees will constitute unsecured obligations of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any subsidiary or affiliate of the Company and (iii) senior to the Company's common stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by such Trust by acceptance thereof agrees to the subordination provisions and other terms of the Trust Preferred Securities Guarantee relating thereto.

  The Trust Preferred Securities Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

  The Company's obligations under the Declaration for each Trust, the Trust Preferred Securities Guarantee with respect to the Trust Preferred Securities issued by such Trust, the Subordinated Deferrable Interest Debentures purchased by such Trust and the Indenture, in the aggregate, will provide a full and unconditional guarantee by the Company of payments due on the Trust Preferred Securities issued by such Trust.

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

  The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to a Trust Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guaranteed Trustee is under no obligation to exercise any of the powers vested in it by the Trust Preferred Securities Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

  The Company and certain of its affiliates maintain deposit accounts and banking relationships with the Preferred Guarantee Trustee. The Preferred Guarantee Trustee serves as trustee under other indentures pursuant to which unsecured debt securities of the Company are outstanding.

GOVERNING LAW

  The Trust Preferred Securities Guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

        DESCRIPTION OF THE SUBORDINATED DEFERRABLE INTEREST DEBENTURES

  Subordinated Deferrable Interest Debentures may be issued from time to time in one or more series under an Indenture (the "Indenture") to be entered into among the Company and The Bank of New York, as Trustee (the "Subordinated Debt Trustee"). The terms of the Subordinated Deferrable Interest Debentures will include those stated in the Indenture and in a Supplemental Indenture (as defined below) and those made part of the Indenture by reference to the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

GENERAL

  The Subordinated Deferrable Interest Debentures will be unsecured, subordinated obligations of the Company. The Indenture does not limit the aggregate principal amount of Subordinated Deferrable Interest Debentures which may be issued thereunder and provides that the Subordinated Deferrable Interest Debentures may be issued from time to time in one or more series. The Subordinated Deferrable Interest Debentures are issuable in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors or a special committee thereof (each, a "Supplemental Indenture").

  In the event Subordinated Deferrable Interest Debentures are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust, such Subordinated Deferrable Interest Debentures subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the termination of such Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Deferrable Interest Debentures will be issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust.

  Reference is made to the accompanying Prospectus Supplement for the following terms of the series of Subordinated Deferrable Interest Debentures being offered thereby: (i) the specific title of such Subordinated Deferrable Interest Debentures; (ii) any limit on the aggregate principal amount of such Subordinated Deferrable Interest Debentures; (iii) the date or dates on which the principal of such Subordinated Deferrable Interest Debentures is payable and the right, if any, to extend such date or dates; (iv) the rate or rates at which such Subordinated Deferrable Interest Debentures will bear interest or the method of determination of such rate or rates; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the right, if any, to extend the interest payment periods and the duration of such extension; (vii) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Subordinated Deferrable Interest Debentures may be redeemed, in whole or in part, at the option of the Company; (viii) the right and/or obligation, if any, of the Company to redeem or purchase such Subordinated Deferrable Interest Debentures pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods during which, the price or prices at which, and the terms and conditions upon which, such Subordinated Deferrable Interest Debentures shall be redeemed or purchased, in whole or part, pursuant to such right and/or obligation; (ix) the terms of subordination; (x) if other than denominations of $25 or any integral multiple thereof, the denominations in which such Subordinated Deferrable Interest Debentures shall be issuable; (xi) any and all other terms with respect to such series; and (xii) whether such Subordinated Deferrable Interest Debentures are issuable as a global security, and in such case, the identity of the depositary.

  The Indenture does not contain any provisions that afford holders of Subordinated Deferrable Interest Debentures protection in the event of a highly leveraged transaction involving the Company.

SUBORDINATION

  The Subordinated Deferrable Interest Debentures will be subordinated and junior in right of payment to certain other indebtedness of the Company to the extent set forth in the accompanying Prospectus Supplement.

CERTAIN COVENANTS

  If Subordinated Deferrable Interest Debentures are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust and (i) there shall have occurred and be continuing any event that would constitute an Event of Default under the Indenture or (ii) the Company shall be in default with respect to its payment of any obligations under the related Trust Preferred Securities Guarantee or Trust Common Securities Guarantee, and such default shall be continuing, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to such Subordinated Deferrable Interest Debentures and (c) the Company shall not make any guarantee payments (other than pursuant to the Trust Preferred Security Guarantees) with respect to the foregoing.

  If Subordinated Deferrable Interest Debentures are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust and the Company shall have given notice of its election to defer payments of interest on such Subordinated Deferrable Interest Debentures by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to such Subordinated Deferrable Interest Debentures and (c) the Company shall not make any guarantee payments (other than pursuant to the Trust Preferred Security Guarantees) with respect to the foregoing.

  Notwithstanding the foregoing restrictions, the Company will be permitted, in any event, to make dividend, redemption, liquidation and guarantee payments on capital stock, and interest, principal, redemption and guarantee payments on debt securities issued by the Company ranking pari passu with or junior to Subordinated Deferrable Interest Debentures, where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such payment is being made.

  In the event Subordinated Deferrable Interest Debentures are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities of such Trust, for so long as such Trust Securities remain outstanding, the Company will covenant (i) to directly or indirectly maintain 100% ownership of the Trust Common Securities of such Trust; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Trust Common Securities, (ii) not to cause, as sponsor of such Trust, or to permit, as holder of the Trust Common Securities of such Trust, the termination, dissolution or winding-up of such Trust, except in connection with a distribution of the Subordinated Deferrable Interest Debentures as provided in the Declaration and in connection with certain mergers, consolidations or amalgamations, (iii) to use its reasonable efforts to cause such Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Deferrable Interest Debentures to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Trust, and (b) to otherwise continue not to be classified as an association taxable as a corporation or partnership for United States federal income tax purposes and (iv) to use reasonable efforts to cause each holder of Trust Securities of such Trust to be treated as owning an undivided beneficial interest in the Subordinated Deferrable Interest Debentures issued to such Trust.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

  Subordinated Deferrable Interest Debentures of each series will be issued in registered form and in either certificated form or represented by one or more global securities. If not represented by one or more global securities, Subordinated Deferrable Interest Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange at the office of the Debt Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Subordinated Deferrable Interest Debentures and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Debt Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Subordinated Debt Trustee as Debt Registrar with respect to each series of Subordinated Deferrable Interest Debentures. If a Prospectus Supplement refers to any transfer agents (in addition to the Debt Registrar) initially designated by the Company with respect to any series of Subordinated Deferrable Interest Debentures, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Subordinated Deferrable Interest Debentures.

  In the event of any redemption in part, the Company shall not be required to
(i) issue, register the transfer of or exchange any Subordinated Deferrable Interest Debentures during a period beginning at the opening of business 15 days before any selection for redemption of Subordinated Deferrable Interest Debentures of like tenor and of the series of which such Subordinated Deferrable Interest Debentures are a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Subordinated Deferrable Interest Debentures of like tenor and of such series to be redeemed and

(ii) register the transfer of or exchange any Subordinated Deferrable Interest Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Subordinated Deferrable Interest Debentures being redeemed in part.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium, if any, on any Subordinated Deferrable Interest Debentures will be made only against surrender to the Paying Agent of such Subordinated Deferrable Interest Debentures. Unless otherwise indicated in an applicable Prospectus Supplement, principal of, any premium, if any, and interest, if any, on Subordinated Deferrable Interest Debentures will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address as shall appear in the Debt Register with respect to such Subordinated Deferrable Interest Debentures. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Subordinated Deferrable Interest Debenture on any Interest Payment Date will be made to the person in whose name such Subordinated Deferrable Interest Debenture (or predecessor security) is registered at the close of business on the Regular Record Date for such interest payment.

  The Subordinated Debt Trustee will act as Paying Agent with respect to each series of Subordinated Deferrable Interest Debentures. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for each series of Subordinated Deferrable Interest Debentures.

  All moneys paid by the Company to a Paying Agent for the payment of the principal of or premium or interest, if any, on any Subordinated Deferrable Interest Debentures of any series which remain unclaimed at the end of two years after such principal or premium or interest, if any, shall have become due and payable will be repaid to the Company and the holder of such Subordinated Deferrable Interest Debentures will thereafter look only to the Company for payment thereof.

GLOBAL SECURITIES

  If any Subordinated Deferrable Interest Debentures of a series are represented by one or more global securities (each, a "Global Security"), the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for Subordinated Deferrable Interest Debentures of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium, if any, and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

  The specific terms of the depositary arrangement with respect to any portion of a series of Subordinated Deferrable Interest Debentures to be represented by a Global Security will be described in the applicable Prospectus Supplement.

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Subordinated Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Deferrable Interest Debentures of each series which are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Subordinated Deferrable Interest Debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding Subordinated Deferrable Interest Debenture affected thereby, (i) extend the fixed maturity of any Subordinated Deferrable Interest Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Subordinated Deferrable Interest Debenture so affected or (ii) reduce the percentage of Subordinated Deferrable Interest Debentures the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each then outstanding Subordinated Deferrable Interest Debenture affected thereby.

  In addition, the Company and the Subordinated Debt Trustee may execute, without the consent of any holder of Subordinated Deferrable Interest Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Subordinated Deferrable Interest Debentures.

EVENTS OF DEFAULT

  With respect to a particular series of Subordinated Deferrable Interest Debentures, the Indenture provides (or the Supplemental Indenture for such series will provide) that any one or more of the following described events which has occurred and is continuing constitutes an "Event of Default" with respect to such series of Subordinated Deferrable Interest Debentures:

    (a) failure for 30 days to pay interest on the Subordinated Deferrable Interest Debentures of that series, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

    (b) failure to pay principal or premium, if any, on the Subordinated Deferrable Interest Debentures of that series when due whether at maturity, upon redemption, by declaration or otherwise, or to make any sinking fund payment with respect to that series; or

    (c) failure to observe or perform any other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to the Company from the Subordinated Debt Trustee or the holders of at least 25% in principal amount of the outstanding Subordinated Deferrable Interest Debentures of that series; or

    (d) certain events of bankruptcy, insolvency or reorganization of the Company; or

    (e) in the event Subordinated Deferrable Interest Debentures are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust, the voluntary or involuntary dissolution, winding-up or termination of such Trust, except in connection with the distribution of Subordinated Deferrable Interest Debentures to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Trust.

  The holders of a majority in aggregate outstanding amount of any series of Subordinated Deferrable Interest Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Debt Trustee for the series. The Subordinated Debt Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Subordinated Deferrable Interest Debentures may declare the principal immediately due and payable upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the Event of Default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Subordinated Debt Trustee. If an Event of Default results from the failure of the Company to pay when due principal of or interest on the Subordinated Deferrable Interest Debentures issued to a Trust, during the continuance of such an Event of Default a holder of Trust Preferred Securities issued by such Trust may immediately institute a legal proceeding directly against the Company to obtain payment of such principal or interest on Subordinated Deferrable Interest Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities owned of record by such holder.

  The holders of a majority in aggregate outstanding principal amount of any series of Subordinated Deferrable Interest Debentures affected thereby may, on behalf of the holders of all the Subordinated Deferrable Interest Debentures of such series, waive any past default, except (i) a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Subordinated Debt Trustee) or (ii) a default in the covenants described in the first or second paragraph under "--Certain Covenants" above.

CONSOLIDATION, MERGER AND SALE

  The Indenture does not contain any covenant which restricts the ability of the Company to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions.

DEFEASANCE AND DISCHARGE

  Under the terms of the Indenture, the Company will be discharged from any and all obligations in respect of the Subordinated Deferrable Interest Debentures of any series (except in each case for certain obligations to register the transfer or exchange of Subordinated Deferrable Interest Debentures, replace, stolen, lost or mutilated Subordinated Deferrable Interest Debentures, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Subordinated Debt Trustee, in trust, moneys or U.S. Government Obligations in an amount sufficient to pay all the principal of, and interest on, the Subordinated Deferrable Interest Debentures of such series on the dates such payments are due in accordance with the terms of such Subordinated Deferrable Interest Debentures.

GOVERNING LAW

  The Indenture and the Subordinated Deferrable Interest Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

INFORMATION CONCERNING THE SUBORDINATED DEBT TRUSTEE

  The Subordinated Debt Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Deferrable Interest Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Subordinated Debt Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Subordinated Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

  The Company and certain of its affiliates maintain a deposit account and banking relationship with the Subordinated Debt Trustee. The Subordinated Debt Trustee serves as trustee under other indentures pursuant to which unsecured debt securities of the Company are outstanding.

MISCELLANEOUS

  The Company will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, however, that in the event of any such assignment, the Company will remain liable for all of its obligations thereunder. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

                             PLAN OF DISTRIBUTION

  The Company may sell Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of institutional purchasers or to a single purchaser; or (iii) through agents. Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. The terms of the offering of the Securities with respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, the public offering price and any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the Securities may be listed.

  If underwriters are used in the sale of Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Securities described in the applicable Prospectus Supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  The Securities may be sold directly by the Company or the applicable Trust or through agents designated by the Company or the applicable Trust from time to time. Any agents involved in the offer or sale of the Securities in respect of which this Prospectus is being delivered, and any commissions payable by the Company or the applicable Trust to such agents, will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If dealers are utilized in the sale of any Securities, the Company or the applicable Trust will sell the Securities to the dealers, as principals. Any dealer may resell the Securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to the Securities being offered.

  If so indicated in the applicable Prospectus Supplement, the Company or the applicable Trust will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Securities to which this Prospectus and the applicable Prospectus Supplement relates from the Company or the applicable Trust at the public offering price set forth in the applicable Prospectus Supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement, and the applicable Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Underwriters will not be obligated to make a market in any Securities. No assurance can be given regarding the activity of trading in, or liquidity of, any Securities..

  Agents, dealers and underwriters may be entitled, under agreements entered into with the Company or the applicable Trust (or both), to indemnification by the Company or the applicable Trust (or both) against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, the Company and/or the applicable Trust in the ordinary course of business.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Equity Securities, the Debt Securities, the Common Stock Warrants and the Preferred Securities Guarantees offered hereby will be passed upon for the Company by Austin M. O'Toole, Esq., Senior Vice President and Secretary of Coastal, and for any underwriters, agents and dealers by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Trusts. As of March 11, 1998, Mr. O'Toole beneficially owned approximately 23,144 shares of Common Stock and 553 shares of Class A Common Stock of Coastal, including exercisable stock options.

                                    EXPERTS

  The annual consolidated financial statements of the Company incorporated in this Prospectus by reference from the 1997 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY COASTAL FINANCE I, THE COASTAL CORPORATION OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF COASTAL FINANCE I OR THE COASTAL CORPORATION SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Prospectus Summary........................................................   S-4
Risk Factors..............................................................   S-9
The Trust.................................................................  S-12
Accounting Treatment......................................................  S-13
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.  S-13
Use of Proceeds...........................................................  S-13
Capitalization............................................................  S-14
Description of the Preferred Securities...................................  S-15
Description of the Preferred Securities Guarantee.........................  S-26
Description of the Subordinated Debt Securities...........................  S-29
Effect of Obligations Under the Subordinated Debt Securities and the
 Preferred Securities Guarantee...........................................  S-37
Certain Federal Income Tax Consequences...................................  S-38
Underwriting..............................................................  S-42
Legal Matters.............................................................  S-43
Definitions...............................................................  S-44
                                  PROSPECTUS
Available Information.....................................................     2
Incorporation of Documents by Reference...................................     2
The Company...............................................................     4
The Trusts................................................................     4
Use of Proceeds...........................................................     5
Accounting Treatment Relating to Trust Securities.........................     5
Ratio of Earnings to Combined Fixed Charges and Preferred Stock
 Dividends................................................................     5
Description of Debt Securities............................................     6
Description of Equity Securities..........................................    17
Description of Common Stock Warrants......................................    23
Description of the Trust Preferred Securities.............................    26
Description of the Trust Preferred Securities Guarantees..................    26
Description of the Subordinated Deferrable Interest Debentures............    29
Plan of Distribution......................................................    35
Legal Matters.............................................................    36
Experts...................................................................    36

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                     12,000,000 PREFERRED SECURITIES

                               COASTAL FINANCE I

                       % TRUST ORIGINATED PREFERRED

                         SECURITIES/SM/ ("TOPrS/SM/")

                         GUARANTEED TO THE EXTENT

                           SET FORTH HEREIN BY

[LOGO OF COASTAL CORPORATION APPEARS HERE]

                            THE COASTAL CORPORATION

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                           MERRILL LYNCH & CO.

                           SALOMON SMITH BARNEY

                         BEAR, STEARNS & CO. INC.

                        A.G. EDWARDS & SONS, INC.

                           GOLDMAN, SACHS & CO.

                             LEHMAN BROTHERS

                        MORGAN STANLEY DEAN WITTER

                         PAINEWEBBER INCORPORATED

                    PRUDENTIAL SECURITIES INCORPORATED

                                       , 1998

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